UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Champion Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on

Champion Enterprises, Inc.
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Notice of 2008
Annual Meeting of Shareholders
and Proxy Statement

March 13, 2008

CORPORATE HEADQUARTERS TROY, MICHIGAN 48084 USA (248) 614-8200

March 13, 2008

Dear Shareholders:

It is our pleasure to invite you to attend the Champion Enterprises, Inc. 2008 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 7, 2008, at 9:30 a.m. at the Detroit Marriott Troy, 200 W. Big Beaver Rd., Troy, Michigan USA. The attached Notice of Annual Meeting and Proxy Statement provides information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares using the Internet, by telephone or by mail. You will find instructions on page one of the attached Notice of Annual Meeting and Proxy Statement. Your shares will then be represented at the meeting if you are unable to attend.

Thank you for your support.

Sincerely,

CHAMPION ENTERPRISES, INC.

Selwyn Isakow	William C. Griffiths
Lead Independent Director	Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
of Champion Enterprises, Inc.

Time:	9:30 a.m., Wednesday, May 7, 2008.

Place:	Detroit Marriott Troy 200 W. Big Beaver Road Troy, Michigan USA

Items of Business:	1. Elect eight directors; and 2. Transact any other business properly brought before the meeting.

Annual Reports:	The 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is attached or may be viewed on www.championhomes.com/proxy.

Who Can Vote:	You can vote if you were a Shareholder on March 10, 2008.

Date of Mailing:	The Notice of Internet Availability of Proxy Materials is being mailed to Shareholders on or about March 17, 2008. This notice and Proxy Statement will also be available to Shareholders on or about March 17, 2008.

By Order of the Board of Directors

Roger K. Scholten Secretary

i

ii

About The Meeting

What am I voting on?

You will be voting to elect eight Directors of Champion Enterprises, Inc. (“we”, “Champion”, or “the Company”). Each Director will hold office until the next Annual Meeting of Shareholders or until a successor is appointed and qualified.

Who is soliciting my Proxy?

The Company’s Board of Directors is soliciting your Proxy to be used at the 2008 Annual Meeting of Shareholders. The Company will pay the entire cost of soliciting Proxies and will arrange for brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of the Company’s Common Stock at the Company’s expense. In addition to solicitation by mail, officers and other employees of the Company may solicit Proxies personally, by telephone, by the Internet or by fax.

On March 17, 2008, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy statement, Annual Report and vote online. You may request the Proxy materials by mail or electronically by e-mail by following the instructions included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned Common Stock of the Company as of the close of business on March 10, 2008. Each share of Common Stock is entitled to one vote on any matter voted on at the Annual Meeting. As of March 10, 2008 we had 77,630,699 shares of Common Stock outstanding.

How do I vote?

Voting instructions are included in the Notice of Internet Availability of Proxy Materials.

You can vote in one of four ways:

•	By Internet at the website listed on your Notice of Internet Availability of Proxy Materials. We encourage you to vote this way. Voting by Internet saves the Company money.
•	By requesting a proxy card by calling 1-800-579-1639 and completing and mailing your proxy card.
•	By toll-free telephone at the telephone number listed on your proxy card.
•	By ballot at the Annual Meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

•	Voting again by telephone or Internet before midnight EDT on May 6, 2008.
•	Voting in person at the meeting.
•	Delivering a written notice of revocation, with a later date than the proxy card, to Champion’s Secretary at or before the meeting.
•	Signing another proxy card with a later date and returning it to the address on the proxy card before the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain voting instructions will be voted by the persons named in the enclosed proxy card “For” the election of the nominee Directors.

How do I vote my shares in the Champion Enterprises, Inc. Savings Plan?

Shares credited to your Champion Enterprises, Inc. Savings Plan account are on your proxy card, which will be mailed to all Savings Plan Shareholders. You may vote these shares using the Internet, telephone or mail as described on the proxy card. Your Proxy will be considered to be voting directions to the Trustee of the 401(K) Savings Plan (the “Savings Plan”) concerning shares held in your account. If you do not provide voting directions, if the card is not signed, or if the card is not received by the deadline set forth on the proxy card, the shares credited to your account will be voted in the same proportion as directions received from other participants.

What does it mean if I receive more than one proxy card?

If you receive more than one mailing, it means that you have multiple accounts under the Savings Plan, with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company and you may reach them by telephone at 800-937-5449. Shares held by the Savings Plan cannot be consolidated with your other holdings.

Who may attend the meeting?

The Annual Meeting is open to all holders of our Common Stock. The Annual Meeting will be held at the Detroit Marriott Troy at 200 West Big Beaver Rd., Troy, Michigan, which is located just east of the intersection of West Big Beaver Rd. and Interstate 75. For more detailed directions to the meeting, please call Investor Relations at 248-614-8267. We look forward to having you attend.

How many votes must be present to hold the meeting?

In order for us to hold the meeting, a majority of our outstanding shares of Common Stock as of March 10, 2008 must be represented in person or by Proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you return a Proxy properly using the Internet, telephone, or mail. Abstentions and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

How many votes are needed to elect Directors?

The eight Director nominees receiving the highest number of “For” votes will be elected as Directors. This number is called a plurality. Shares not voted, whether by marking “Withhold Authority” on your proxy card, by broker non-votes, or otherwise, will not be considered in the election of Directors. Unless a properly executed proxy card is marked “Withhold Authority,” the Proxy given will be voted “For” each of the eight Director nominees. If a nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

Can my shares be voted on matters other than those described in this Proxy Statement?

Yes, if any other item or proposal properly comes before the meeting, the Proxies received will be voted in accordance with the discretion of the Proxy holders. The Company, however, has not received proper notice of, and is not aware of, any business to be transacted at the meeting other than as set forth in this Proxy Statement.

When are Shareholder proposals due for the 2009 Annual Meeting?

To be included in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, the Company must receive proposals no later than November 19, 2008. Such proposals should be addressed to the Company’s Secretary at the address listed below. Shareholder proposals to be presented at the 2009 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company no earlier than February 6, 2009 nor later than March 8, 2009 in accordance with procedures in the Company’s Bylaws.

How do I obtain more information about Champion Enterprises, Inc.?

More information on Champion can be obtained by:

•	Contacting Investor Relations at 248-614-8267
•	Going to our website at www.championhomes.com
•	Writing to:

Champion Enterprises, Inc.
Attn: Investor Relations
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Upon request Champion will provide, free of charge, additional copies of the Company’s 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, and Proxy Statement.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Election of Directors

Nominees	The Board of Directors recommends a vote for the following nominees, all of whom are currently serving as Directors:

Robert W. Anestis                                       Director since 1991
Age 62

Since 2006, Mr. Anestis has been the President of Anestis & Company, LLC, an investment banking and financial advisory firm based in Ponte Verde Beach, Florida. During 2005 and the preceding six years, he was Chairman, President and Chief Executive Officer of Florida East Coast Industries, Inc., a St. Augustine, Florida based holding company with interests in the railroad and commercial real estate businesses. Prior to 1999 and for the preceding five years, he was the President of Anestis & Company, an investment banking and financial advisory firm.

Eric S. Belsky, Ph.D.                                       Director since 2002
Age 47

Since 1997, Dr. Belsky has been the Executive Director of the Joint Center for Housing Studies at Harvard University (the “Joint Center”), which conducts research to identify and analyze housing market opportunities and challenges for business and government. The Joint Center is a collaborative venture of the Harvard Design School and the John F. Kennedy School of Government. He has also held positions with the Millennial Housing Commission, created by the Congress of the United States, PricewaterhouseCoopers LLP, Fannie Mae and the National Association of Homebuilders. Mr. Belsky also serves as a director of Building Materials Holding Corporation.

William C. Griffiths                                       Director since 2004
Age 56

Mr. Griffiths is currently the Chairman of the Board, President and Chief Executive Officer for Champion. Mr. Griffiths became Chairman of the Board of Champion in March 2006 and President and Chief Executive Officer of Champion in August 2004. From 2001 until 2004 he was employed by SPX Corporation, a global multi-industry company located in Charlotte, North Carolina, where he was President-Fluid Systems Division. From 1998 until it was acquired in 2001 by SPX Corporation, Mr. Griffiths was President-Fluid Systems Division at United Dominion Industries, Inc. Mr. Griffiths also serves as a director of Wolverine Tube, Inc.

Selwyn Isakow                                       Director since 1991
Age 56

Mr. Isakow became Lead Independent Director for Champion on March 9, 2006. From 2004 to 2006, Mr. Isakow served as Chairman of the Board for Champion. For more than five years, Mr. Isakow has been Chairman, President and Chief Executive Officer of The Oxford Investment Group, Inc., a Bloomfield Hills, Michigan, merchant banking and corporate development firm. Mr. Isakow also serves as a director of San Diego Private Bank.

Brian D. Jellison                                       Director since 1999
Age 62

Mr. Jellison is currently Chairman, President and Chief Executive Officer of Roper Industries, Inc. (“Roper”) based in Duluth, Georgia, a manufacturer of instrumentation, controls and scientific imaging products. He has served as Roper’s Chairman since 2003 and President and Chief Executive Officer since 2001. From 1998 to 2001 Mr. Jellison served as Executive Vice President of Ingersoll-Rand Company, a major manufacturer of diversified industrial equipment and components.

G. Michael Lynch                                       Director since 2003
Age 64

Since 2000, Mr. Lynch has served as Executive Vice President and Chief Financial Officer of Federal-Mogul Corporation (“Federal-Mogul”), a global manufacturer and marketer of automotive component parts. For three years prior to working for Federal-Mogul, Mr. Lynch was Vice President and Controller for Dow Chemical Company and previously worked for 29 years with Ford Motor Company in various financial-related positions. Mr. Lynch also serves as a director of Forward Air Corporation.

Thomas A. Madden                                       Director since 2006
Age 54

Mr. Madden was Executive Vice President and Chief Financial Officer of Ingram Micro Inc., a computer technology products and services company, from 2001 through 2005. He served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from 1997 through 2001. Mr. Madden serves as a director of Mindspeed Technologies, Inc., FreightCar America, Inc., and Intcomex, Inc.

Shirley D. Peterson                                       Director since 2004
Age 66

Mrs. Peterson was President of Hood College, an independent liberal arts college in Frederick, Maryland, from 1995 until 2000. From 1989 to 1993 she served in the United States government, first appointed by President George H. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She also was a partner in the law firm of Steptoe & Johnson, where she spent a total of 22 years from 1969-89 and 1993-94. Currently, Mrs. Peterson serves on the board of directors of AK Steel Holding Corporation, The Goodyear Tire & Rubber Company and Wolverine World Wide, Inc. Ms. Peterson expects to retire as a Board Member of the DWS Scudder Mutual Funds effective April 1, 2008.

Corporate Governance

Makeup of the Board:	Our bylaws allow for a minimum of three directors and a maximum of nine directors. Currently, the Board is comprised of nine directors. After this election, the Board will be comprised of eight directors. If a nominee is unable to serve, the person designated as Proxy holder for the Company will vote for the remaining nominees and for such other person as the Board may nominate.

Length of Board Term:	Directors who are elected will hold office until the 2009 Annual Meeting of Shareholders or until a successor has been duly appointed and qualified. All nominees are currently Directors and have agreed to serve if elected.

General:	The Board believes that good corporate governance is important so that the Company is managed for the long-term benefit of its Shareholders. The Board at least annually reviews its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, Lead Independent Director charter and various Committee charters.

Code of Ethics:	The Company has a Code of Ethics that applies to all of its employees, officers and Directors. Amendments to, and any waiver from, any provision of the Code of Ethics that requires disclosure under applicable SEC rules will be posted on the Company’s website at www.championhomes.com.

Board Committees:	The Board has three standing committees: the Audit and Financial Resources Committee (the “Audit Committee”); the Compensation and Human Resources Committee (the “Compensation Committee”); and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each committee has a written charter.

Access to Corporate Governance Documents:	You can access the charters for each of our Board Committees as well as our Corporate Governance Guidelines, Code of Ethics and Lead Independent Director charter in the “Investors — Company Information — Corporate Governance” section of our website at www.championhomes.com. You may also request printed copies by writing to:

Roger K. Scholten
Secretary
Champion Enterprises, Inc.
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Nomination of Directors:	The Nominating Committee recommends candidates in accordance with its charter and the Board’s governance principles. The Nominating Committee seeks to select a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Nominating Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes.

In considering whether to recommend any candidate for inclusion as a Director nominee, the Nominating Committee will apply the criteria set forth in the Corporate Governance Guidelines and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, conflicts of interest and the ability to act in the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies. In addition, the Company strives to have all Directors, other than the Chairman of the Board, President and Chief Executive Officer, be independent as that term is defined in New York Stock Exchange (“NYSE”) rules.

The Nominating Committee will consider nominations submitted by Shareholders. To recommend a Director nominee, a Shareholder should write to the Company’s Secretary at the above address. To be considered by the Nominating Committee for nomination and inclusion in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders, a recommendation for a Director must be received by the Company’s Secretary no later than November 7, 2008. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, (iii) a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iv) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating Committee may seek additional biographical and background information from any candidate. This information must be received on a timely basis to be considered by the Nominating Committee.

The process followed by the Nominating Committee to identify and evaluate candidates may include the following: requests to Board members and others for recommendations, use of a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and the Board. The Nominating Committee will evaluate candidates submitted by Shareholders following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

All Director nominees recommended for election by the Shareholders at the 2008 Annual Meeting are current members of the Board. One current Director, David S. Weiss, is not standing for re-election. The Nominating Committee did not receive any nominations from Shareholders for the 2008 Annual Meeting.

Director Independence:	The Board has determined that all Director nominees for election at the 2008 Annual Meeting, other than the Chairman, President and Chief Executive Officer, are independent based upon NYSE standards. This means that such nominees have no material relationship with the

Company either directly or indirectly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board has made this determination based on the fact that no nominee for Director, other than Mr. Griffiths: (i) is an officer or employee of the Company or its subsidiaries or affiliates; (ii) has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company; (iii) has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a Director; (iv) is, or was within the past three years, employed by the independent auditors for the Company; (v) is an executive officer of any entity which the Company’s annual sales to, or purchases from, exceeded one percent of either entity’s annual revenues for the last fiscal year; or (vi) serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in the last fiscal year in excess of two percent of the organization’s charitable receipts. In addition, no executive officer of the Company serves on the compensation committee of any corporation that employs a Director or a member of the immediate family of any Director.

In determining Director independence, the Board considered the following two relationships and concluded that such relationships did not affect the independence of the respective Director: (1) Mr. Belsky is the Executive Director of the Joint Center for Housing Studies at Harvard University, and the Company made a charitable contribution to the Joint Center during 2007 of $20,000; and (2) Mr. Belsky provides occasional housing market or general industry presentations to housing industry trade organizations, home building companies, building materials manufacturers, and housing finance companies.

Lead Independent Director:	Selwyn Isakow serves as the Company’s Lead Independent Director. The principal role of the Lead Independent Director is to promote open and effective communications among the non-management members of the Board of Directors and between those non-management Directors and the management of the Company, including in particular the Chairman of the Board, President and Chief Executive Officer.

Communications with Directors:	The Board has established a process for Shareholders and other interested persons to communicate with members of the Board. The Lead Independent Director, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and other interested persons and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Lead Independent Director. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders and interested persons who wish to send communications to the Board may do so by writing to:

Selwyn Isakow
Lead Independent Director
c/o the Secretary
Champion Enterprises, Inc.
755 West Big Beaver Road
Suite 1000
Troy, Michigan 48084

Number of Meetings in 2007:	The Board met 7 times during the fiscal year ended December 29, 2007 (“fiscal 2007”). During fiscal 2007, all Directors attended at least 75% of the aggregate of the total number of Board meetings and Board committee meetings.

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board attended the 2007 Annual Meeting of Shareholders.

Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole, the performance of each of the Board members individually, and the performance of each of the Board’s Committees.

Executive Session Presiding Director:	The Lead Independent Director presides over the executive sessions of the Board.

Audit and Financial Resources Committee:	The Audit and Financial Resources Committee met 9 times during fiscal 2007.

Members:
• Thomas A. Madden, Chair
• Selwyn Isakow
• Brian D. Jellison
• G. Michael Lynch

The Board has determined that each member of the Audit Committee is independent, is an “audit committee financial expert,” and is qualified to serve on the Audit Committee under NYSE rules.

Responsibilities:	The powers and responsibilities of the Audit Committee are set forth in its charter, including:

• Assist the Board in fulfilling its financial oversight responsibilities.
• Review the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).
• Review the corporate accounting and financial reporting practices.
• Appoint the Company’s independent registered public accounting firm.
• Approve the scope of the audit and related audit fees.
• Monitor systems of internal financial controls.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm. It is also not the duty of the Audit Committee to assure compliance with laws and regulations and with the Company’s Code of Ethics.

Audit Committee Report:	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 29, 2007 with management and our independent registered public accounting firm, Ernst & Young LLP. Based on its review and discussions with management and with Ernst & Young LLP, the Audit Committee has recommended to the Board that these financial statements be included in the Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 29, 2007.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 89 and SAS 90. As required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” the Audit Committee has received and reviewed the required written disclosures and a confirming letter from Ernst & Young LLP regarding their independence, and has discussed the matter with them.

The Audit Committee has considered the provision of all non-audit services performed by Ernst & Young LLP with respect to maintaining independence.

Thomas A. Madden, Chair
Selwyn Isakow
Brian D. Jellison
G. Michael Lynch

March 13, 2008

Compensation and Human Resources Committee:	The Compensation and Human Resources Committee met 9 times during fiscal 2007.

Members:
• Eric S. Belsky, Chair
• Robert W. Anestis
• Shirley D. Peterson
• David S. Weiss

Responsibilities:	The powers and responsibilities of the Compensation Committee are set forth in its charter, including:

• Consider and recommend to the independent members of the Board the Executive Officer compensation programs for the Company, including program design, performance assessment, and equity usage.
• Consider and recommend to the independent members of the Board individual compensation recommendations for each of the Executive Officers of the Company.
• Consider and recommend to the Board compensation of Directors.
• Develop and monitor executive compensation policies.
• Oversee administration of stock-based compensation plans and programs.

Practices and Procedures:	The Compensation Committee reviews and assesses the entire compensation package for the Executive Officers each year, generally in connection with the Board’s regularly scheduled meetings in October and December. The Compensation Committee usually asks its Compensation Consultants to report on Executive Officer compensation. The report generally addresses trends in compensation, peer group comparisons for Executive Officer compensation, compensation recommendations for the next fiscal year, and any other issues the Compensation Committee specifically asks the Compensation Consultants to address. The Compensation Committee may also ask officers or employees of the Company to prepare other materials or documents for use by the Compensation Committee at its meetings. The Compensation Committee meets, reviews, and assesses materials presented to it, and makes recommendations to the Board concerning the compensation of Executive Officers and Non-employee Directors for the coming year.

Compensation Consultants:	After interviewing several consulting firms, in early 2007 the Compensation Committee retained the services of RAF Advisors LLC, who in collaboration with Shareholder Value Advisors, Inc. (together, “the Compensation Consultants”) advised the Compensation Committee from June through the remainder of the year. RAF Advisors, LLC changed its name to Farient Advisors LLC in early 2008. During the early part of 2007, the Compensation Committee also used Frederick W. Cook & Co. as a compensation consultant. The Compensation Consultants regularly prepare reports for the Compensation Committee and meet with the Compensation Committee, including executive sessions without management present. The Compensation Consultants also make compensation recommendations based on their expertise in compensation arrangements for senior executive officers of similar companies and their experience with Champion. The Compensation

Consultants are independent, retained directly by the Committee, and do not advise any of the Executive Officers on their individual compensation matters. The Compensation Consultants perform services beyond the direct purview of the Committee only in limited and infrequent circumstances and only with the complete knowledge and consent of the Committee.

Role of the Executive Officers:	No Executive Officers or other employees of the Company are members of the Compensation Committee or otherwise participate in the final decision making process of the Compensation Committee. Certain Executive Officers provide assistance to the Compensation Committee by preparing and assembling materials or other documents requested by the Compensation Committee and distributing those materials to the Board in advance of most meetings. The Chief Executive Officer of the Company participates in certain Compensation Committee meetings and provides input to pay strategy, program design and the pay levels of those reporting to him. The Company’s Senior Vice President, Secretary and General Counsel acts as Secretary for the Compensation Committee and takes minutes of its meetings. Executive Officers and other Company employees are on occasion invited to attend or otherwise participate in meetings of the Compensation Committee, but the Compensation Committee regularly sets aside time as part of each Compensation Committee meeting for an executive session that excludes the participation of any member of management.

Annual Evaluation of CEO Performance:	Each year the Compensation Committee evaluates the performance of the Chairman, President and Chief Executive Officer, Mr. Griffiths, with respect to his performance goals. The performance goals generally include financial results, strategic planning, capital allocation, management supervision, succession planning, human resources, investor relations, leadership, information flow, and any other criteria chosen by the Compensation Committee. The Compensation Committee also provides comments to Mr. Griffiths on overall performance, challenges for the coming year, opportunities for improvement, and any additional thoughts or concerns. The Compensation Committee receives input from all the other independent members of the Board and other sources. Once the evaluation is complete, the Compensation Committee reviews it with the other independent members of the Board for final review and approval. At least one Non-Employee Board member then meets with Mr. Griffiths to discuss the results of the annual evaluation.

Compensation Committee Report:	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Eric S. Belsky, Chair
Robert W. Anestis
Shirley D. Peterson
David S. Weiss

March 13, 2008

Nominating and Corporate Governance Committee:	The Nominating and Corporate Governance Committee met 3 times during fiscal 2007.

Members:
• Shirley D. Peterson, Chair
• Robert W. Anestis
• Selwyn Isakow
• Eric S. Belsky

Responsibilities:	The powers and responsibilities of the Nominating Committee are set forth in its charter, including:

• Assist the Board in identifying and screening qualified candidates to serve as Directors.
• Recommend to the Board nominees to fill new positions or vacancies as they occur among the Directors.
• Recommend to the Board the candidates for election or reelection as Directors by the Shareholders at the Annual Meeting.
• Review corporate governance documents at least annually and recommend appropriate changes.
• Oversee the evaluation of the Board, including individual members, Committees and the Lead Independent Director.

For additional information on the role of the Nominating and Corporate Governance Committee in the selection of Directors, see the Nomination of Directors section on page 7.

Shirley D. Peterson, Chair
Robert W. Anestis
Selwyn Isakow
Eric S. Belsky

March 13, 2008

Compensation of Directors

The following table provides information regarding compensation provided to the Non-employee Directors of the Company during fiscal 2007.

							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned or					Non-Equity	Deferred
	Paid			Option		Incentive Plan	Compensation	All Other
Name	in Cash ($)	Stock Awards ($)(1)		Awards ($)		Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
Robert W. Anestis	$58,125	$91,578 (2)		$0	(9)	$0	$0	$0	$149,703
Eric S. Belsky	$60,000	$106,357 (3	)(4)	$0	(10)	$0	$0	$0	$166,357
Selwyn Isakow	$91,500	$85,890 (5)		$0	(11)	$0	$0	$0	$177,390
Brian D. Jellison	$57,750	$82,098 (3	)(5)	$0	(12)	$0	$0	$0	$139,848
G. Michael Lynch	$54,375	$91,577 (2	)(3)	$0		$0	$0	$0	$145,952
Thomas A. Madden	$54,375	$95,863 (6)		$0		$0	$0	$0	$150,238
Shirley D. Peterson	$56,625	$93,086 (7)		$0		$0	$0	$0	$149,711
David S. Weiss	$46,500	$88,667 (8)		$0		$0	$0	$0	$135,167

(1)	Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(2)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year; the remaining one-third of that award is scheduled to be earned during the first four months of 2008; and (ii) one-third of the May 3, 2006 award for 8,050 shares of the Company’s Common Stock valued at the award date NYSE closing price of $16.25 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(3)	The following Directors have previously elected to defer the following stock awards: Mr. Belsky 8,050; Mr. Jellison 19,750; and Mr. Lynch 16,100. These awards will be issued by the Company upon the Director’s retirement, death or other termination of service from the Board.

(4)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 8,050 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year and for being a Committee chairperson; the remaining one-third of those shares are scheduled to be earned during the first four months of 2008; and (ii) one-third of the May 3, 2006 award for 8,050 shares of the Company’s Common Stock valued at the award date NYSE closing price of $16.25 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(5)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year; the remaining one-third of that award is scheduled to be earned during the first four months of 2008; and (ii) one-third of the May 3, 2006 award for 7,000 shares of the Company’s Common Stock valued at the award date NYSE closing price of $16.25 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(6)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 8,050 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year and for being a Committee chairperson; the remaining one-third of that award is scheduled to be earned during the first four months of 2008; (ii) one-third of the May 3, 2006 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $16.25 per share; and (iii) one-sixth of the award granted upon the Director’s election to the Board effective March 17, 2006 of 1,055 shares as partial compensation for membership on the

Board through May 3, 2006, valued at the March 17, 2006 award date NYSE closing price of $15.81 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(7)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 8,050 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year and for being a Committee chairperson; the remaining one-third of that award is scheduled to be earned during the first four months of 2008; and (ii) one-third of the May 3, 2006 award for 7,000 shares of the Company’s Common Stock valued at the award date NYSE closing price of $16.25 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(8)	Reflects restricted stock award grants as follows: (i) two-thirds of the May 2, 2007 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $10.28 per share, partial compensation for membership on the Board for the following year; the remaining one-third of that award is scheduled to be earned during the first four months of 2008; (ii) one-third of the May 3, 2006 award for 7,000 shares of the Company’s Common Stock, valued at the award date NYSE closing price of $16.25 per share; and (iii) one-sixth of the award granted upon the Director’s election to the Board effective March 17, 2006 of 1,055 shares as partial compensation for membership on the Board through May 3, 2006, valued at the March 17, 2006 award date NYSE closing price of $15.81 per share. One-half of the May 2, 2007 stock award is still subject to forfeiture and is not scheduled to vest until May 2, 2008.

(9)	Mr. Anestis has the following outstanding stock option awards with the Company as of December 29, 2007: (i) 44,800 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011; and (ii) 20,800 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(10)	Mr. Belsky has the following outstanding stock option awards with the Company as of December 29, 2007: (i) 4,996 stock options granted on January 25, 2002 with an exercise price of $12.25 per share and an expiration date of January 25, 2012; and (ii) 19,200 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(11)	Mr. Isakow has the following outstanding stock option awards with the Company as of December 29, 2007: (i) 20,800 stock options granted on May 2, 2000 with an exercise price of $6.13 per share and an expiration date of May 2, 2010; (ii) 43,200 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011; and (iii) 19,200 stock options granted on April 30, 2002 with an exercise price of $8.30 per share and an expiration date of April 30, 2012.

(12)	Mr. Jellison has the following outstanding stock option awards with the Company as of December 29, 2007: (i) 24,000 stock options granted on April 27, 1999, with an exercise price of $25.24 per share and an expiration date of April 27, 2009; (ii) 19,200 stock options granted on May 2, 2000 with an exercise price of $6.13 per share and an expiration date of May 2, 2010; and (iii) 20,800 stock options granted on May 1, 2001 with an exercise price of $9.10 per share and an expiration date of May 1, 2011.

General:	The role, responsibilities and liabilities of Non-employee Directors have increased significantly due to governance reforms and regulatory developments. The increased demand for independent directors, coupled with a decreasing supply of qualified directors due to increasing financial risk and overall responsibilities, has led to significant changes in director compensation. We believe Non-employee Directors should be compensated for the significant role they perform for the Company, while encouraging those Non-employee Directors to maintain an equity investment in the Company. We also believe that we should pay additional compensation to Non-employee Directors that assume higher levels of responsibility, including Committee members, Committee chairs, and any Lead Independent Director or Non-employee Chairman of the Board.

Non-employee Director compensation consists of a cash component and a stock component. Non-employee Directors receive the cash component of their compensation pursuant to the Cash Compensation Plan for Non-employee Directors (the “Cash Compensation Plan”). They receive the stock component pursuant to the 2005 Equity Compensation and Incentive Plan (the “2005 Equity Compensation Plan”), which the Shareholders approved in 2005. A Director who is also an employee of the Company receives no compensation for serving as a Director, other than compensation for services as an employee. All Directors are reimbursed for expenses to attend Board and Committee meetings.

Cash Component:	The cash component of Non-employee Director compensation is provided pursuant to the Cash Compensation Plan and consists of a base annual cash retainer of $30,000, plus an additional $4,500 for Committee Chairpersons, $60,000 for the Non-employee Chairman of the Board, if any, and $30,000 for the Lead Independent Director. In addition, Directors who serve on the Audit and Financial Services Committee receive an additional annual cash retainer of $15,000, and Directors who serve on the Compensation and Human Resources Committee or the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $9,000. Directors also receive $1,500 for each Board meeting attended in person and $750 for each meeting attended by telephone. The cash component is paid quarterly in arrears. A Director appointed to fill a vacancy on the Board prior to an Annual Meeting receives a prorated cash retainer for the interim term.

Stock Component:	The stock component of Non-employee Director compensation is provided pursuant to the Company’s 2005 Equity Compensation Plan. The stock component consists of a restricted stock award of 7,000 shares of Champion’s Common Stock (subject to a maximum value of $120,000) plus an additional 1,050 shares for Committee Chairpersons (subject to a maximum value of $18,000), and 1,000 shares for the Non-employee Chairman of the Board, if any (subject to a maximum value of $18,000). The stock component is paid upon election or reelection at an Annual Meeting. A Director appointed to fill a vacancy on the Board or who becomes a Committee Chairperson, Non-employee Chairman or Lead Independent Director prior to an Annual Meeting receives a prorated restricted stock award for such interim term. Restrictions on the restricted stock award lapse based on the Director’s length of service with the Company following the award. 50% vests after six months, the remaining 50% vests after one year. Subject to the restrictions, a Director may elect to defer receipt of a restricted stock award until retirement, death or other termination of service from the Board.

Since 2002, the Company has not issued stock options to any of its Non-employee Directors.

Stock Ownership Requirement:	Non-employee Directors are expected to own a minimum of 10,000 shares of Company Common Stock within three years after joining the Board. The Company’s General Counsel monitors compliance with this requirement. Each of the Non-employee Directors is currently in full compliance with his or her stock ownership requirements.

Compensation Discussion and Analysis

Summary:	This Compensation Discussion and Analysis (“CD&A”) explains our strategy, design, and decision-making around our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (together, the “Named Executive Officers”). It also explains how the compensation of Champion’s top management is appropriately aligned with the interests of our shareholders, and is intended to place in perspective the compensation information contained in the tables that follow this discussion. Our CD&A is organized as follows:

• Compensation Program Overview and Philosophy. A description of our compensation philosophy, an overview of the key elements of Named Executive Officer compensation and their objectives, and an explanation of our approach to benchmarking compensation against market practices.

• Share Ownership Requirements. A description of the share ownership and retention guidelines applicable to our Named Executive Officers.

• Elements and Analysis of Compensation. A more detailed description of the different elements of compensation provided to our Named Executive Officers for 2007.

• Impact of Regulatory Requirements. A discussion of the impact of Section 162(m) of the Internal Revenue Code and various other regulatory requirements on our executive compensation decisions.

Information about the Compensation Committee and the processes it uses in determining the compensation of our named executive officers is provided in the Corporation Governance section of this Proxy Statement. As of February 27, 2008, one of the Named Executive Officers, Mr. Bobby J. Williams, was no longer with the Company.

Compensation Program Overview and Philosophy:	We believe that compensation for the Named Executive Officers should be tightly linked to the strategy and metrics used by the Company to measure creation of shareholder value, with the annual performance bonuses and long-term performance incentives tied to the Company’s performance and the achievement of the Company’s long-term objectives. In 2007, the management of the Company, in conjunction with the Board of Directors, undertook a project to refine the company’s five-year strategic plan (the “Strategic Plan”). The Strategic Plan calls for significant growth and related diversification of the business over the next five years. The Strategic Plan is also designed to build significant value for the Company’s shareholders. To dovetail with this strategic planning effort, the Compensation Committee developed a new plan design in 2007 intended to ensure that the executive compensation programs of the Company encourage the execution of the Strategic Plan and reward the Named Executive Officers for long-term enhancements in value to the shareholders.

Each component of the Company’s compensation program for Named Executive Officers plays a distinct role in fulfilling the Company’s executive compensation objectives and strategy:

• Base Salaries are established in accordance with the executive’s position, performance, experience, skills and market practices.

• Annual Performance Bonuses provide the opportunity for compensation based on annual Company performance, and on a limited basis individual performance, taking into consideration the cyclical nature of the manufactured housing industry.

• Long-Term Incentives provide the opportunity for compensation based on the Company’s performance over a multi-year period. In addition, Long-Term Incentives encourage company stock ownership, link executive rewards to shareholder value, and encourage retention.

• Perquisites and other forms of non-cash benefits should be minimized in an effort to avoid an entitlement mentality and reinforce a pay-for-performance philosophy.

• Severance and change in control provisions provide a level of protection which enhances executive productivity and encourages them to behave in the best interests of shareholders in times of uncertainty.

• Stock ownership requirements are intended to align the interests of the Named Executive Officers with those of the Company’s shareholders.

General Compensation Philosophy:	The Company’s executive compensation programs are designed to create value for its shareholders. In 2007, Champion’s Compensation Committee conducted an extensive review of the Company’s executive compensation strategy and programs to ensure strong alignment between executive compensation and business strategy. As a result of this review, the Compensation Committee refined its compensation philosophy and approved certain changes to Champion’s executive compensation strategy for 2008.

Champion’s executive compensation strategy delivers clear messages about the business priorities of the Company and encourages executives to make value-enhancing decisions. Key elements of that strategy include:

• Position Executive Pay Commensurate with Performance. Pay at competitive median levels of compensation for median performance; pay well above competitive levels for outstanding achievement; and pay well below competitive levels for poor performance. In executing this approach, the executive compensation strategy takes into consideration performance over a multi-year time frame, which is consistent with the Company’s business planning time horizon.

• Increasingly Emphasize Long-term Incentives in the Pay Mix. As Champion grows in size, scope, and value, recognize executive performance increasingly through the use of long-term incentive opportunities, as opposed to other forms of fixed or short-term pay.

• Benchmark Champion’s Pay Levels to a Specific Group as well as to a Broader Group of Peer Companies. Compare Champion’s executive compensation not only to a select group of companies similar to

Champion, but also to a broader group of companies in the capital goods, automotive, and consumer durables industries.

• Measure Performance in a Way that Strongly Links Executive Pay to the Sustained Creation of Shareholder Value. Focus executives on corporate financial and strategic performance that links to shareholder value. Reward only for absolute performance achievements for long-term incentives, but take into account both individual achievements and industry conditions when measuring performance for short-term incentives.

• Encourage Stock Ownership. Align executives with shareholders by encouraging them to hold outright a meaningful ownership stake in the Company.

• Retain High-Performing Executives. Encourage high-performing and valuable executives to stay with the Company over the long-term.

We do not allocate between cash versus non-cash compensation and short-term versus long-term compensation based on specific percentages. Instead, we believe that the compensation package for Named Executive Officers should be generally in line with the prevailing market, and that performance incentives should be more heavily weighted than base salaries and other fixed components of compensation.

Benchmarking:	As a result of the Committee’s 2007 study of executive pay, Champion adopted a pay positioning strategy that pays commensurately with performance. In accordance with this strategy, we will:

• Pay at competitive median levels for competitive median performance;

• Pay at well above competitive levels for exceptional performance; and

• Pay at well below competitive levels for poor performance.

As the Company executes its Strategic Plan, we anticipate growth in Company revenue, profit, and value. Competitive pay levels for larger companies are higher than those for smaller companies. As a result, in accordance with our executive pay strategy, we will recognize increases in Champion’s size and value with increases in pay, delivered primarily through long-term incentives.

Further, we will consider pay and performance over a multi-year time horizon that is consistent with the Company’s business planning time horizon. As a result, long-term incentive grant values in any particular year may be above competitive norms when longer-term performance and stock price growth also are above competitive levels, and may be below competitive norms when longer-term performance and stock price growth also are below competitive levels.

To execute the pay positioning strategy described above, market pay levels have been and will continue to be used as reference points for establishing Champion’s pay and for determining appropriate pay for performance relationships. Obtaining relevant and comparable market information is challenging for the Company. Given the nature of the manufactured housing industry, our direct competitors are generally not comparable to the Company due to size or other differences. Some are privately held and do not disclose pay levels, and others have senior executives with substantial equity holdings in the company. Our largest competitor is a subsidiary of a large diverse business entity, so the compensation levels of the executive officers of that competitor are not available. Pursuant to the executive compensation review conducted in 2007, the Compensation Committee adopted a pay peer benchmarking philosophy that draws on two different peer groups: (1) a specific group of 15 companies that are similar to Champion in terms of size, volatility, emphasis on long-term performance, and industry, and (2) a broader group of companies in the capital goods, automotive and consumer durables industries. The more specific group of 15 peers provides direct reference points for pay levels and practices, and the broader group of peers augments our statistical confidence in the analysis and further informs our findings from the specific peer group.

The specific group of 15 peer companies (“Peer Companies”) was screened based on a number of criteria, including revenue size between $500 million and $5 billion, GICS industry classifications of 2010 (capital goods), 2510 (autos and components), or 2520 (consumer durables), non-government, industrial business focus, stock price volatility, and long-term incentive mix. This Peer Group was recommended by the Compensation Committee’s executive Compensation Consultants, and approved by the Compensation Committee. The Peer Group currently consists of the following companies (ticker symbols in parenthesis): Actuant (ATU), BE Aerospace (BEAV), Fleetwood (FLE), Foster-Wheeler (FWLT), Graftech (GTI), Joy Global (JOYG), McDermott (MDR), NCI Building (NCS), Pall Corporation (PLL), Tenneco (TEN), Trinity Industries (TRN), SPX (SPW), URS (URS), Wabash (WNC) and Winnebago (WGO). The Compensation Committee intends to review and refresh the list of Peer Companies from time to time as needed.

Information collected from the Peer Companies and periodically reviewed by the Committee includes total compensation levels (including base salary, annual bonus, long-term incentives, and other compensation), stock incentive practices (including dilution and share usage), and other related items for executive officer positions. Information from the broader peer group discussed above and from compensation surveys also is gathered periodically to assess and validate market pay levels. We believe that our retirement and other benefits and perquisites are very lean relative to general industry practice, but we have not attempted to quantify the shortfall or convert it into other forms of direct compensation. The low level of retirement and other benefits is a consideration, however, in determining other incentive compensation opportunities. In summary, we believe that information on how much other companies pay is only one of many factors to be considered in evaluating the supply and demand for executives, with compensation decisions ultimately reflecting an evaluation of each individual’s contribution and value to the Company.

Share Ownership Requirements:	We believe that ownership of Company Common Stock by the Named Executive Officers is very important and shows a strong commitment to the Company. Named Executive Officers are required to own a certain minimum level of Company Common Stock depending on the position held. Any Named Executive Officer receiving stock compensation pursuant to a performance share award or restricted stock award is required to retain and not sell at least 50% of the after tax shares received until their minimum Company Common Stock ownership levels are achieved. The current minimum Company Common Stock ownership levels for the Named Executive Officers are:

•	William C. Griffiths	250,000 shares
Chairman, President
and Chief Executive Officer
•	Phyllis A. Knight	75,000 shares
Executive Vice President, Treasurer
and Chief Financial Officer
•	Bobby J. Williams	75,000 shares
Vice President Operations
•	Jeffrey L. Nugent	25,000 shares
Vice President Human Resources
•	Richard P. Hevelhorst	25,000 shares
Vice President and Controller

The Company’s General Counsel monitors Named Executive Officer share ownership and reports to the Compensation Committee annually on stock ownership levels and stock ownership requirement compliance. The current Company Common Stock ownership level for each of the Named Executive Officers is set forth in the Management Share Ownership table on page 51. When calculating ownership levels for the stock ownership requirements, we include any shares directly owned but we do not include unexercised stock options, unvested restricted stock awards, or unvested performance share awards. As of March 13, 2008, each of the Named Executive Officers is currently in full compliance with the Company’s stock ownership policy.

Trading Restrictions:	It is a policy of the Company that Named Executive Officers may not purchase or sell options, puts, calls, or other derivative securities in the Company’s Common Stock. In addition, Named Executive Officers may not purchase any of the Company’s publicly traded debt securities.

Elements and Analysis of Compensation:	The compensation program for the Company’s Named Executive Officers is composed of the elements set forth below.

During 2007, the Compensation Committee expended considerable effort to ensure that the executive compensation programs of the Company would encourage the execution of the Strategic Plan and would reward the Named Executive Officers commensurately with the long-term enhancements in value to the business. This work led to numerous changes to the Company’s compensation program for the Company’s Named Executive Officers for 2008, which are described below for each element of compensation that changed. The Short Term Incentive Plan (STIP), Performance Share Plan (PSP), and Transformation Growth Plan (TGP) for 2008, which are each more particularly described below, are separate components of the Company’s compensation strategy for Named Executive Officers and are each governed by and administered under the Company’s 2005 Equity Compensation and Incentive Plan.

Base Salary:	The Compensation Committee reviews the base salaries of the executive officers each year, as well as at the time of a promotion or any other change in responsibilities. Base salaries are established in accordance with each executive’s position, performance, experience, skills and market practices. Base salary increases are usually established around the end of each calendar year and take effect on January 1, although the Compensation Committee reserves the right to change this schedule in the future.

In early 2007, the Compensation Committee recommended and the Board subsequently approved base salary increases for the Named Executive Officers effective as of January 1, 2007. The base salary increase for Mr. Griffiths, the Chairman, President and Chief Executive Officer, was based on his 2007 performance evaluation (which evaluated his performance in 2006), an analysis of competitive pay levels, and his continuing development as Chairman, President and Chief Executive Officer of the Company. The base salary increases for the other Named Executive Officers were based upon their individual performance and an analysis of competitive pay levels for each position. The increases are shown in the table below:

	2006 Base	2007 Base
Name	Salary	Salary	% Increase

William C. Griffiths	$675,000	$765,000	13.3%
Phyllis A. Knight	$364,000	$379,000	4.1%
Bobby J. Williams	$273,000	$284,000	4.0%
Jeffrey L. Nugent	$208,000	$216,000	3.8%
Richard P. Hevelhorst	$203,000	$211,000	3.9%

Annual Performance Bonuses:	We believe a significant portion of the Named Executive Officer cash compensation each year should be based on performance against set performance targets. Annual performance bonuses are provided to the Named Executive Officers as cash bonuses based on the achievement of certain performance targets. Annual performance bonuses are designed to focus participants on and reward for the achievement of specific annual financial objectives of the Company. Each participant is assigned a target and maximum bonus opportunity as a percentage of base salary.

Annual performance bonuses are based on the achievement of performance targets that are reviewed and agreed to by the Compensation Committee. Each year, the Compensation Committee reviews the performance targets and the criteria used to measure those targets. The performance targets and criteria used to measure those targets are established by the Compensation Committee near the start of each fiscal year. Performance bonuses are payable in the first quarter of the following year, after final determination by the Compensation Committee as to what extent, if any, the performance targets have been met.

2007 Annual Performance Bonuses. The performance targets for 2007 were based entirely on the financial performance of the Company, and not based on individual performance. For the 2007 annual performance bonuses, the criterion used to measure performance was cash earnings. Cash earnings equals GAAP net income, adjusted for certain non-cash items, certain types of capital expenditures, and other non-recurring items. This cash earnings formula was developed by the Company and a third party financial advisor as part of a proprietary analysis of the factors that the Company believes drive changes in its stock price and overall shareholder value. The 2008 annual performance bonuses, described in greater detail below, build on and refine the performance targets in a way that we believe even more closely aligns with Company value. Due to the proprietary nature of the cash earnings and value formulas, and a concern that disclosure of such would be competitively harmful to the Company, the specific calculation is not publicly disclosed.

The cash earnings targets for the Named Executive Officers’ 2007 performance bonuses were recommended by the Compensation Committee and approved by the Board, and were based on corporate financial goals for the 2007 fiscal year. The Compensation Committee set a threshold cash earnings level below which no performance bonus would be earned, a target cash earnings level for which target performance bonuses would be earned, and a maximum cash earnings level at which maximum performance bonuses would be earned. The 2007 performance bonus was to be pro-rated for cash earnings falling between the threshold and maximum amounts. When setting the cash earnings targets, based on expected conditions in the manufactured and broader housing markets in 2007, the Compensation Committee felt that: (i) the threshold cash earnings target would be achievable even with below budgeted performance, (ii) the target cash earnings level could be more difficult for the Company to achieve, requiring at least budgeted performance; and (iii) the maximum cash earnings level would be very difficult to achieve, and would require exceptional performance by the Company.

The Committee recommended and the Board approved payment to the Named Executive Officers of an annual performance bonus for 2007 equal to 33.6% of the target annual performance bonus in 2007, based on the Company’s actual cash earnings for 2007. The target-setting process and ultimate cash earnings results for 2007 illustrate the challenges the Company has faced in the past trying to tie compensation to performance due to the cyclicality and unpredictability of the factory built housing industry. The financial goals for 2007 were established based on expected conditions in the manufactured and broader housing markets in early 2007. Because conditions in these markets deteriorated substantially as 2007 progressed, the corporate financial goals became much more difficult to achieve than anticipated. The Committee and the Board felt that an additional discretionary bonus was required to accurately reflect the powerful negative effect of industry conditions on financial results and the strong performance by the Named Executive Officers executing the Company’s Strategic Plan. The Committee recommended and the Board approved a discretionary performance bonus for each of the Named Executive Officers equal to 20.0% of the target annual performance bonus for 2007.

Actual and potential performance bonuses for 2007 are set forth in the table below. Potential 2007 performance bonuses are expressed as a percentage of base salary.

		Potential 2007
	Actual 2007	Performance Bonus
	Performance	(as a percentage of base salary)
Name	Bonus	Threshold	Target	Maximum

William C. Griffiths	$410,040	0%	100%	200%
Phyllis A. Knight	$162,515	0%	80%	160%
Bobby J. Williams	$121,779	0%	80%	160%
Jeffrey L. Nugent	$57,888	0%	50%	100%
Richard P. Hevelhorst	$56,548	0%	50%	100%

Changes for the 2008 Annual Performance Bonuses. Pursuant to Committee’s 2007 executive compensation review, the Committee modified certain elements of the Named Executive Officer’s annual performance bonuses for 2008 and changed the name of the program to the Short Term Incentive Plan (“STIP”). These changes were made to better align the annual performance bonuses with Champion’s five-year Strategic Plan, and to recognize the powerful effects that industry conditions have on Company performance. The 2008 annual performance bonuses for the Named Executive Officers are structured similarly to the 2007 bonuses, with two main changes: (i) the criterion for the performance targets was changed from “cash earnings” to “total business value”, and (ii) the award may be adjusted upwards or downwards using a discretionary adjustment mechanism based on factory-built housing shipments, to account for changing conditions in the factory-built housing industry and other factors the Committee deems relevant.

For the 2008 annual performance bonuses, the criterion used to measure the performance targets will be percentage change in total business value. Total business value is calculated using a proprietary model developed by the Company and a third party financial advisor that values the financial performance of the Company as a function of its cash earnings, cash return on investment, and net distributions to the Company’s shareholders. Although cash earnings is one of the factors used to calculate total business value, the Company believes total business value more strongly correlates over the long-term with changes in the Company’s stock price and overall shareholder value. In addition, the Company also uses this total business value model to analyze and value decisions around acquisitions, divestitures, and capital investments.

The improvements in total business value needed to generate threshold, target and maximum awards is a function of competitive performance benchmarks of the broad peer group from the capital goods, automotive components, and consumer durables industry sectors described in the “Benchmarking” section above. The performance goal is calibrated so that median (fiftieth percentile) improvement in total business value will generate target annual performance bonuses; exceptional improvement in total business value (five times median improvement, or eighty-fifth percentile performance) will generate maximum annual performance bonuses of three times the target bonuses; and unchanged total business value (thirty-fifth percentile performance) will generate threshold bonuses of 50% of target bonuses. The annual performance bonus shall be pro-rated if actual performance falls between the target and the threshold or maximum amounts. A decrease in total business value will generate no annual performance bonuses. This total business value model was developed by the Company as part of a proprietary analysis of the factors that the Company believes drive long-term and sustainable changes in its stock price and overall shareholder value.

The Committee may in its discretion increase or decrease the STIP awards by up to 50% of the target bonus for significant increases or decreases in U.S. factory-built housing shipments, or for other exceptional performance considerations such as acquisitions, divestitures, or for outstanding individual contributions. The Committee has established certain guidelines for adjustments based on increases or decreases in U.S. factory-built housing shipments. In addition, the Committee may adjust actual awards downward based on Company performance and/or individual performance considerations.

Potential performance bonuses for 2008 are set forth in the table below, and are expressed as a percentage of base salary.

		Potential 2008
		Performance Bonus
	Below	(as a percentage of base salary)
Name	Threshold	Threshold	Target	Maximum

William C. Griffiths	$0	50%	100%	300%
Phyllis A. Knight	$0	40%	80%	240%
Bobby J. Williams	$0	40%	80%	240%
Jeffrey L. Nugent	$0	25%	50%	150%
Richard P. Hevelhorst	$0	25%	50%	150%

Long-Term Incentive Compensation:	We believe that equity-based compensation gives the Named Executive Officers a continuing stake in the long-term success of the Company and aligns their interests with the interests of the Company’s shareholders. Long-term incentive compensation further focuses the Named Executive Officers on certain long-term objectives of the Company believed to be closely linked to shareholder value, and rewards them for the achievement of those long-term objectives.

Prior to 2003, stock options were the primary long-term incentives for the Named Executive Officers. In 2003, stock options were largely replaced by performance share awards and restricted stock awards due to dilution considerations, general trends in long-term incentive programs, the Company’s refocused business strategy, a desire to more closely tie long-term compensation to performance, and the pending accounting charges for stock options. The amount and mix of long-term performance incentives given to each Named Executive Officer are based on level of job responsibility, individual performance, experience, and skill level. Long-term performance incentives are also based on a review of prior grants, market data for comparable executive officers in the Peer Group and recommendations from the Compensation Consultants.

Performance Share Awards:	Performance share awards are designed to provide strong incentives to achieve superior Company performance, while encouraging value-creating decisions that benefit the shareholders. They are also designed to help retain talented executives and encourage stock ownership by management. Performance share awards are usually granted to the Named Executive Officers around the beginning of each calendar year. The Compensation Committee recommends and the Board approves the performance goals and the number of shares granted to each Named Executive Officer. The number of shares granted to each Named Executive Officers is based on their expected impact on the long-term performance of the business, a review of prior grants, and market data for executives in similar positions.

All current outstanding performance share awards are earned by the Named Executive Officers based on two factors: (i) the Company’s achievement of certain performance goals over a three year performance period, and (ii) each Named Executive Officer’s continued employment with the Company until earnings are finalized for the third year of the performance period. If a Named Executive Officer is no longer employed with the Company when earnings are finalized for the third year of the performance period, all the performance shares for that award are forfeited, including any earned but unvested shares. The annual granting of performance share awards and the overlapping three-year vesting of those awards are designed to promote the retention of the Named Executive Officers.

A description of all outstanding performance share awards for the Named Executive Officers as of the end of the 2007 fiscal year is contained in the Outstanding Equity Awards at Fiscal Year End Table on page 41. The performance share awards granted during the 2007 fiscal year are summarized in the Grants of Plan-Based Awards Table on page 40. There are currently four different sets of performance share awards outstanding for the Named Executive Officers, including those granted in early 2008:

• The performance share awards granted November 22, 2004 based on the Company’s performance in fiscal years 2005-2007. These shares are fully earned and vested, and were recently distributed to the Named Executive Officers.

• The performance share awards granted January 6, 2006 based on the Company’s performance in fiscal years 2006-2008. These shares are 27.5% earned based on the Company’s performance in 2006 and 2007.

• The performance share awards granted on February 13, 2007 based on the Company’s performance in fiscal years 2007-2009. These shares are 20.2% earned based on the Company’s performance in 2007.

• The performance share awards granted on February 18, 2008 based on the Company’s performance in fiscal years 2008-2010.

The Compensation Committee reserves the right to revisit all aspects of any future performance share awards and performance goals.

2007 Performance Share Grant. The performance goal for the performance share awards granted to the Named Executive Officers in 2007 was based on the Company’s cash earnings. See discussion of cash earnings above in the “2007 Annual Performance Bonuses” portion of the “Performance Bonus” section. A portion of each award may become earned but not vested each year based on performance to date, but the Named Executive Officers must remain employed with the Company until earnings are finalized for the third year of the performance period for the shares to become vested. The number of shares earned each year is based on the cash earnings for that year as a percentage of the total aggregate cash earnings goal for the entire three-year period. For the performance share awards granted on January 6, 2006 and February 13, 2007, one hundred percent attainment of the performance goal will be very difficult to achieve based on the Company’s 2006 and 2007 cash earnings and current industry conditions. We expect, however, that a pro-rated portion of those awards are reasonably likely to be earned, depending on 2008 and 2009 results. These performance share awards are designed to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company.

2008 Performance Share Grant. Pursuant to the Committee’s 2007 executive compensation review, the Committee changed the criterion for the performance share awards granted in 2008 and changed the name of the program to the Performance Share Plan (“PSP”). These changes were made to better align the performance share awards with Champion’s five-year Strategic Plan. The criterion for the performance goal was changed from “cash earnings” to “total business value”. See discussion of total business value above in the “Changes in 2008 Annual Performance Bonuses” portion of the “Performance Bonus” section. The number of shares earned is based on the percentage increase in the total business value over the three-year performance period from 2008 to 2010. Unlike previous performance share awards, shares are not earned or vested each year. Awards are earned based on the increase in total business value over the entire three-year performance period, and the Named Executive Officers must remain employed with the Company until earnings are finalized for the third year of the performance period for the shares to become vested. On February 18, the Compensation Committee recommended and the Board approved the following performance share awards for to the Company’s Named Executive Officers:

2008 Performance Share
Name	Awards Granted (Target)

William C. Griffiths	150,000
Phyllis A. Knight	50,000
Bobby J. Williams	30,000
Jeffrey L. Nugent	17,500
Richard P. Hevelhorst	15,000

The improvements in total business value needed to generate target awards is a function of competitive performance benchmarks of the broad peer group from the capital goods, automotive components, and consumer durables industry sectors described in the “Benchmarking”

section above. The performance goal is calibrated so that median or above improvement in total business value will generate the full target performance share award; and threshold or unchanged total business value (thirty-third percentile performance) will generate half of the target performance share award. The number of shares earned shall be pro-rated if performance falls between the threshold and target performance. A decrease in total business value over the performance period will result in no performance shares earned. These performance share awards are designed to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company.

Unlike the 2008 STIP, the Committee does not have the discretion to increase or decrease awards under the PSP for significant increases or decreases in U.S. factory-built housing shipments or for other exceptional performance considerations. The Committee believes the Named Executive Officers have a better opportunity to make adjustments for these factors over the longer three year performance period.

2008 Transformation Growth Plan. Pursuant to the 2007 executive compensation review, the Compensation Committee established a new Transformation Growth Plan (“TGP”) in early 2008 for the Named Executive Officers and certain other officers of the Company deemed to have significant influence over the long-term achievement of the Company’s strategic objectives. The TGP provides the Named Executive Officers with performance share awards that measure corporate performance over a five-year performance period, the same time period as the Company’s Strategic Plan. The TGP only rewards the Named Executive Officers if the Company realizes significant growth objectives over the five-year performance period while generating above average increases in total business value during that time period. Specifically, the objectives of the TGP are:

• Focus management on the transformative nature of the Strategic Plan

• Measure the ability of management to significantly grow and transform the Company in terms of revenue, profit and value

• Encourage long-term sustainable growth in value for shareholders

• Pay only for above market performance

• Encourage ownership of the Company’s stock

• Promote retention of those individuals who are critical to the success of the business

The TGP measures Company performance over the five-year performance period from January 1, 2008 through December 31, 2012. At the beginning of the performance period, participants are granted performance share awards that are not issued unless and until the shares are earned and vested.

Shares under the TGP are earned by the Named Executive Officers upon the achievement of three distinct performance goals: (i) the Company’s achievement of a total business value threshold indicating a median or above improvement in total business value over the performance period, (ii) the Company’s achievement of revenue objectives set in accordance with the Company’s Strategic Plan, and (iii) each Named Executive Officer’s continued employment with the Company until the earned shares are vested. The specific total business value and revenue goals for the TGP are not publicly disclosed due to the risk of competitive harm. The minimum revenue objective for the TGP is believed to be significantly above competitive revenue growth levels, and the Committee believes it will require exceptional performance by the Named Executive Officers for the Company to achieve that objective. As with the 2008 performance share awards, the Committee does not have the discretion to increase or decrease the TGP awards for significant increases or decreases in U.S. factory-built housing shipments or for other exceptional performance considerations because the Committee believes the Named Executive Officers have a better opportunity to make adjustments for these factors over the longer five year performance period.

Once the total business value threshold is met, Named Executive Officers can earn between half and the full number of restricted shares under the TGP based upon the degree to which the revenue objectives are attained. The number of shares earned is pro-rated between the threshold revenue amount, where half the shares are earned, and the maximum revenue objective where all the shares are earned. No shares are earned if the total business value threshold is not met or if the threshold revenue objective is not met. Shares can be earned early if the total business value threshold and the threshold revenue objective are achieved during the third or fourth year of the performance period. Earned TGP shares vest one-third on the date that earnings are finalized for the year the shares were earned (the “Initial Payment Date”), another third vest on the first anniversary of the Initial Payment Date, and the final third vest on the second anniversary of the Initial Payment Date. All such vesting is contingent upon the Named Executive Officer’s continued employment with the Company, unless the Named Executive Officer leaves the Company due to death, disability, or retirement.

On February 18, 2008 the Compensation Committee recommended and the Board approved the following TGP restricted stock grants to the Company’s Named Executive Officers:

Number of Transformation Growth
Name	Plan (TGP) Shares Granted

William C. Griffiths	300,000
Phyllis A. Knight	125,000
Bobby J. Williams	60,000
Jeffrey L. Nugent	35,000
Richard P. Hevelhorst	30,000

These grants are within the guidelines recommended by the Committee’s Compensation Consultants, and are intended to be the only grants made to the Named Executive Officers under the TGP during the five year performance period (2008 through 2012). However, the Committee reserves the right to make additional grants under the TGP as it deems appropriate.

Restricted Stock Awards:	Inducement Grant to CEO. On August 1, 2004, as part of the inducement for Mr. Griffiths to join the Company, the Company granted

Mr. Griffiths a restricted stock award for 61,665 shares of Company Common Stock (valued at $600,000 on the award date). This restricted stock award fully vested on August 1, 2007 and was paid to Mr. Griffiths.

November 2004 Grants to Certain Other Named Executive Officers. On November 22, 2004, the Company granted a special one time restricted stock award to Ms. Knight, Mr. Williams and Mr. Nugent. See summary table below:

	Grant		Vesting	Shares
Name	Date	# of Shares	Period	Vested

Phyllis A. Knight	11/22/2004	45,000	5 years	27,000
Bobby J. Williams	11/22/2004	45,000	5 years	27,000
Jeffrey L. Nugent	11/22/2004	25,000	5 years	15,000

These restricted stock awards were designed to: (i) provide a “risk premium” to offset the heavier than typical performance weighting in their long-term incentive compensation, the high debt load of the Company and volatility of the manufactured housing industry; (ii) provide a complete compensation tie between compensation and Company stock performance; (iii) increase stock holdings for a relatively new management team; (iv) provide an alternative to gross up provisions in their change in control agreements; and (v) provide management continuity in connection with the appointment of a new President and Chief Executive Officer. As long as each Named Executive Officer remains employed with the Company, twenty percent of their restricted stock award vests on each of the first five anniversaries of the grant date. To date, sixty percent of each award has vested and been paid.

Special Restricted Stock Grant to CEO. On February 18, 2008, the Committee granted Mr. Griffiths a special restricted stock award of 15,000 shares of Company Common Stock (valued at $8.37 on the award date). This award was granted in recognition of Mr. Griffith’s outstanding leadership and strategic performance in 2007, including the identification and execution of key strategic acquisitions and the development of a compelling strategic plan for the Company. As long as Mr. Griffiths remains employed with the Company, this award will fully vest on February 18, 2009.

Stock Options:	Since 2003, the Company has used performance shares instead of stock options as the primary long-term incentive for the Named Executive Officers. This change was made in part because the expense associated with stock option awards under SFAS 123(R) could be higher than the gain realized by the Named Executive Officers given the volatility of the Company’s stock price and the precise timing of the grant and exercise of stock options.

On August 1, 2004, the Company granted Mr. Griffiths, the Chairman, President and Chief Executive Officer, inducement options to purchase 100,000 shares of Company Common Stock at an exercise price of $9.73 per share (the fair market value of the Common Stock on the grant date, his first day of employment with the Company). These options are fully exercisable, and will remain exercisable until August 1, 2009. A description of all stock options held by the Named Executive Officers as of the end of the 2007 fiscal year is contained in the Outstanding Equity Awards at Fiscal Year End Table on page 41.

Pension and Other Executive Retirements Plans:	The Company does not have a defined benefit pension plan or any other similar retirement plan for its employees. The only retirement plans for the Named Executive Officers are the Company’s:

• 401k Savings Plan, and

• Non-Qualified Deferred Compensation Plan.

The only retirement related benefit for Named Executive Officers consists of Company matching contributions to the 401k Savings Plan. The Company matches fifty cents for each dollar contributed up to six percent of their base salary and performance bonus or a maximum match of $7,500 per year in 2007, the same match given to all the other Company employees. For the past five years, the Named Executive Officers have not been able to contribute the maximum amount allowable to the Company’s 401k Savings Plan due to Internal Revenue Service participation rules. The Non-Qualified Deferred Compensation Plan allows for income deferral but does not include any Company contributions. The Company has no makeup plans, top hat plans, or other similar savings plan for the Named Executive Officers.

Perquisites and Other Benefits:	The Company provides very few perquisites and a very lean benefits program to its Named Executive Officers. We believe that compensation for Named Executive Officers should be simple and straightforward, with a significant portion of remuneration tied to performance. We also believe that the Named Executive Officers should not receive excessive perquisites, and that their benefits should be similar to those offered to the Company’s other senior management employees. The Company does not provide the Named Executive Officers personal use of any company planes, company cars, or other transportation. The Company does not provide the Named Executive Officers with any apartments, vacation homes or security arrangements. The Company does not reimburse the Named Executive Officers for financial planning, estate planning, or tax preparation costs. The Company reimburses the Chief Executive Officer for monthly country club membership dues as negotiated as an inducement in his original employment agreement. No other Named Executive Officers are currently reimbursed country club, health club, or other similar club membership dues.

The Company does not maintain special benefit plans for its Named Executive Officers. The Company has no special medical plan for the Named Executive Officers; they have the same health benefit package with the same employee contributions, deductibles and co-payments as most other full-time Company employees. The Named Executive Officers receive the same short-term disability, long-term disability and life insurance benefits as the Company’s other senior management employees. The following table summarizes these benefit plans.

Plan Description	Benefit Description

Health Plan	Same benefits package as most other Company employees
401K Savings Plan	Same match as all other Company employees
Short-Term Disability	100% of base salary for 26 weeks*
Long-Term Disability	60% of base salary (up to $15,000 per month) after 26 weeks*
Life Insurance	Two times base salary*
* Same benefit as other Company senior management employees

The Compensation Consultants have prepared compensation tally sheets for the Compensation Committee, attributing dollar amounts to all Named Executive Officer perquisites and other benefits. We believe that the perquisites and benefits programs offered to our Named Executive Officers are well below those offered by our Peer Group.

Severance Benefits:	We believe that the Company should provide reasonable severance benefits to our employees. We also believe that, as partial consideration for such severance benefits, it is in the Company’s best interest to: (i) obtain a release from employees to avoid future disputes, and (ii) prevent key employees from competing with the Company after their employment is terminated by requiring non-solicitation and non-competition provisions in the severance agreement.

Severance agreements were included in employment agreements for certain Named Executive Officers to address competitive concerns when those Named Executive Officers were recruited. Mr. Griffiths’ employment agreement includes severance provisions. If Mr. Griffiths is terminated without cause or if he terminates his employment for good reason, Mr. Griffiths is entitled to: (i) a pro-rata portion of his performance bonus for the year of termination, and (ii) base salary continuation for 24 months. Ms. Knight’s employment agreement also includes severance provisions. If Ms. Knight is terminated by the Company for any reason other than gross malfeasance or legal reasons or if she terminates her employment after her title, compensation and/or responsibilities are reduced, she is entitled to: (i) 18 months of base salary, (ii) bonus, and (iii) benefits.

The Company adopted an Executive Officer Severance Plan (the “Severance Plan”) that covers the other Named Executive Officers. Under the Severance Plan, if a participant’s employment is terminated by the Company without cause or by the participant for good reason the participant is entitled to receive severance benefits. Severance benefits include the following for up to 18 months: (i) base salary continuation payments, less the amount of any other severance payments received from the Company, and (ii) health and other insurance benefits. After the first 12 months the participant must start actively seeking other employment, and any compensation earned from other employment is set off against any severance benefits. Before receiving any severance benefits, participants in the Severance Plan must sign a general release of all claims against the Company. In addition, participants must comply with non-solicitation and non-competition provisions that survive for two years.

Assuming a hypothetical termination date of December 29, 2007, the benefits payable to the Named Executive Officers under their severance agreements would be estimated as set forth in the Potential Payments Upon Termination or Change-in-Control Disclosure table on page 46. These amounts are estimates only, and do not necessarily reflect the actual amounts that would paid to the Named Executive Officers.

Change in Control:	The Company has a separate change in control agreement with each of the Named Executive Officers. The Company also has change in control provisions in certain equity grants made to Named Executive Officers. These agreements and provisions are intended to provide for continuity of management in the event of a change of control. We believe the level of benefits included in these agreements and provisions, as described below, are consistent with the general practice among our Peer Group.

The change in control agreement for each Named Executive Officer is a “double trigger” agreement, meaning the officer would only receive a cash severance payment if his or her employment were to be terminated by the Company without cause, or by the officer for good reason, following a change in control of the Company.

The main benefits payable under each change in control agreement are:

• a pro-rata portion of the officer’s performance bonus for the year of termination,

• a severance payment of up to two times the sum of the officer’s annual base salary and target performance bonus, plus

• health and other insurance benefits for up to two years from date of termination.

The agreements for Mrs. Knight and Messrs. Williams, Nugent and Hevelhorst also include non-solicitation and non-competition obligations on the part of the officer that survive for two years following the date of termination. The agreement for Mr. Griffiths references similar non-solicitation and non-competition obligations in his employment agreement. The agreement for Mr. Griffiths also provides that in certain circumstances the severance payment will be increased to fully compensate Mr. Griffiths for any U.S. federal excise tax paid by him due to his receiving the severance payment, as well as for any U.S. federal, state or local income tax payments arising due to his receipt of such additional amount. This gross up payment would not be paid to Mr. Griffiths, however, if the excise tax could be avoided by reducing the amount of his severance payment by up to 7.5%. The Company considered similar tax gross-up provisions for Mrs. Knight and Messrs. Williams, Nugent and Hevelhorst, but declined to adopt such provisions because of the financial inefficiency of tax gross-up provisions. Their agreements do not include a tax gross-up provision, but instead provide that in certain circumstances the severance payment may be reduced so that the payment will not be subject to U.S. federal excise taxes. The absence of a tax gross-up provision was one of several factors considered by the Committee in granting those individuals’ restricted stock awards in 2004 (as described above in the Restricted Stock Award discussion).

There is no explicit change in control provision for the performance share awards granted to the Named Executive Officers on January 6, 2006, February 13, 2007, and February 18, 2008 but the Compensation

Committee has discretionary authority to vest all or a portion of these shares upon a change in control. All other equity awards to the Named Executive Officers were granted under the Company’s shareholder approved 1995 Stock Option and Incentive Plan (the “1995 Plan”), including the performance share awards granted to the Named Executive Officers in 2004, the restricted stock awards granted in 2004, and Mr. Griffith’s stock option award dated August 1, 2004. Pursuant to the terms of the 1995 Plan all grants under that plan have “single triggers”, meaning the awards vest immediately upon a change in control of the Company.

Assuming a hypothetical termination date of December 29, 2007, the benefits payable to the Named Executive Officers under the change in control agreements and provisions would be estimated as set forth in the Potential Payments Upon Termination or Change-in-Control Disclosure table on page 46. These amounts are estimates only, and do not necessarily reflect the actual amounts that would paid to the Named Executive Officers.

Impact of Regulatory Requirements:	Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers. There is an exception to the $1 million limitation for performance-based compensation that is based on nondiscretionary, pre-established performance goals. The Compensation Committee believes that it has taken appropriate actions to preserve the deductibility of most of the annual performance bonuses and long-term performance incentive awards. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards to enable the Company to attract, retain and motivate highly qualified executives. The Compensation Committee therefore reserves the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations and guidance, no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Excise Tax on Certain Change in Control Payments. U.S. federal tax law imposes tax penalties on payments associated with a change of control to the extent they exceed a specified level. These penalties include a 20% excise tax on executives and elimination of a tax deduction by the Company. See the discussion in the section on change-in-control payments for an explanation of the implications of this excise tax provision on the design of our change-in-control programs.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last fiscal year of the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers.

										Change in
										Pension
										Value and
									Non-Equity	Non-qualified
					Stock		Option		Incentive Plan	Deferred	All Other
Name and		Salary	Bonus		Awards		Awards		Compensation	Compensation	Compensation		Total
Position	Year	($)	($)		($)		($)		($)	Earnings ($)	($)		($)
William C. Griffiths	2007	$765,000	$410,040	(1)	$1,142,306	(2)	$163,337	(11)	$0	$0	$18,781	(14)	$2,499,464

Chairman, President & Chief Executive Officer	2006	$675,000	$0		$1,031,033	(3)	$163,332	(12)	$0	$0	$15,978	(15)	$1,885,343

Phyllis A. Knight	2007	$379,000	$162,515	(1)	$427,228	(4)	$0		$0	$0	$8,569	(16)	$977,312

Executive Vice President, Chief Financial Officer & Treasurer	2006	$364,000	$0		$471,083	(5)	$84,600	(13)	$0	$0	$6,634	(17)	$926,317

Bobby J. Williams	2007	$284,000	$121,779	(1)	$427,228	(4)	$0		$0	$0	$8,113	(18)	$841,120

Vice President, Operations	2006	$273,000	$0		$454,100	(6)	$0		$0	$0	$6,270	(19)	$733,370

Jeffrey L. Nugent	2007	$216,000	$57,888	(1)	$304,840	(7)	$0		$0	$0	$7,517	(20)	$586,245

Vice President, Human Resources	2006	$208,000	$0		$309,183	(8)	$0		$0	$0	$6,010	(21)	$523,193

Richard P. Hevelhorst	2007	$211,000	$56,548	(1)	$123,045	(9)	$0		$0	$0	$7,343	(22)	$397,936

Vice President & Controller	2006	$203,000	$0		$120,017	(10)	$0		$0	$0	$7,274	(23)	$330,291

(1)	The Compensation Committee determined that the Company had actually achieved 33.6% of the target annual performance bonus in 2007, but the Committee recommended and the Board approved an additional 20.0% discretionary annual performance bonus.

(2)	Amount represents the sum of the following: (i) 19.4% of the 61,665 share restricted stock award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (ii) 19.4% of the 61,665 share performance share award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (iii) one-third of the 110,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iv) 12.5 percent of the 110,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (v) 25.4 percent of the 150,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(3)	Amount represents the sum of the following: (i) one-third of the 61,665 share restricted stock award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (ii) one-third of the 61,665 share performance share award dated August 1, 2004, at the award date NYSE closing price of $9.73 per share; (iii) one-third of the 110,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) 14 percent of the 110,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(4)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 40,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iii) 12.5 percent of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iv) 25.4 percent of the 50,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(5)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 40,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $10.19 per share; (iii) one-third of the 40,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) and 14 percent of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(6)	Amount represents the sum of the following: (i) one-fifth of the 45,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 35,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $10.19 per share; (iii) one-third of the 40,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) 14 percent of the 40,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(7)	Amount represents the sum of the following: (i) one-fifth of the 25,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 30,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iii) 12.5 percent of the 30,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iv) 25.4 percent of the 40,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(8)	Amount represents the sum of the following: (i) one-fifth of the 25,000 share restricted stock award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) one-third of the 20,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (iii) one-third of the 30,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iv) 14 percent of the 30,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(9)	Amount represents the sum of the following: (i) one-third of the 15,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; (ii) 12.5 percent of the 15,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share; and (iii) 25.4 percent of the 20,000 share performance share award dated February 13, 2007, at the award date NYSE closing price of $7.85 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(10)	Amount represents the sum of the following: (i) one-third of the 10,000 share performance share award dated March 15, 2004, at the award date NYSE closing price of $10.19 per share; (ii) one-third of the 15,000 share performance share award dated November 22, 2004, at the award date NYSE closing price of $11.75 per share; and (iii) 14 percent of the 15,000 share performance share award dated January 6, 2006, at the award date NYSE closing price of $13.00 per share. Compensation amount and shares earned calculated in accordance with SFAS 123(R).

(11)	Mr. Griffiths had 33,334 options vest in 2007, valued at the award date Black-Scholes Fair Value of $4.90 per share.

(12)	Mr. Griffiths had 33,333 options vest in 2006, valued at the award date Black-Scholes Fair Value of $4.90 per share.

(13)	Amount represents one-fourth of the stock option award of 480,000 shares of Company Common Stock granted on October 17, 2002, valued at the award date Black-Scholes Fair Value of $0.94 per share and pro-rated for the nine months prior to vesting. The award vested in annual installments on each of the first four anniversaries of the grant date.

(14)	Includes a net $6,300 of Company contributions to the Savings Plan, $3,672 of life insurance premiums, and $8,809 for monthly country club membership dues.

(15)	Includes a net $5,178 of Company contributions to the Savings Plan, $2,700 of life insurance premiums, and $8,100 for monthly country club membership dues.

(16)	Includes a net $6,750 of Company contributions to the Savings Plan and $1,819 of life insurance premiums.

(17)	Includes a net $5,178 of Company contributions to the Savings Plan and $1,456 of life insurance premiums.

(18)	Includes a net $6,750 of Company contributions to the Savings Plan and $1,363 of life insurance premiums.

(19)	Includes a net $5,178 of Company contributions to the Savings Plan and $1,092 of life insurance premiums.

(20)	Includes a net $6,480 of Company contributions to the Savings Plan and $1,037 of life insurance premiums.

(21)	Includes a net $5,178 of Company contributions to the Savings Plan and $832 of life insurance premiums.

(22)	Includes a net $6,330 of Company contributions to the Savings Plan and $1,013 of life insurance premiums.

(23)	Includes a net $6,300 of Company contributions to the Savings Plan and $974 of life insurance premiums.

Employment Agreements

William C. Griffiths:	The Company has an employment agreement with Mr. Griffiths, dated July 12, 2004, which provides for an initial annual salary of $600,000. This amount increased to $675,000 effective January 1, 2006 and to $765,000 effective January 1, 2007. Mr. Griffiths is entitled to participate in various benefit and incentive plans.

Phyllis A. Knight:	The Company has a letter agreement with Mrs. Knight, dated October 17, 2002, which provides for an initial annual salary of $350,000, but with a voluntary reduction to $320,000 until the Company returned to profitability. This amount was reset to $350,000 in 2004, and increased to $364,000 effective January 1, 2006 and to $379,000 effective January 1, 2007. Mrs. Knight is entitled to participate in various benefit and incentive plans.

Jeffrey L. Nugent:	The Company has a letter agreement with Mr. Nugent dated September 21, 2004, which provides for an initial annual salary of $200,000. This amount increased to $208,000 effective January 1, 2006 and to $216,000 effective January 1, 2007. Mr. Nugent is entitled to participate in various benefit and incentive plans.

Grants of Plan-Based Awards

The following table provides information regarding equity and non-equity plan awards granted during fiscal 2007 to the executives listed in the Summary Compensation Table. These performance share awards were granted pursuant to the Company’s 2005 Equity Compensation and Incentive Plan. For further information on these awards, please see the “Performance Share Awards” section of the Compensation Discussion and Analysis on page 28 of this Proxy Statement.

								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Option	Exercise/
		Under Non-Equity			Under Equity			Awards:	Awards:	Base
		Incentive Plan Awards			Incentive Plan Awards			# of	# of	Price	Grant date fair
								Shares	Securities	of Option	value of stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock/	Underlying	Awards	and option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units	Options	($/Sh)	awards ($)
William C. Griffiths	2/13/2007	$0	$0	$0	0	150,000 (1)	150,000	0	0	0	$1,177,500	(2)
Chairman, President & Chief Executive Officer

Phyllis A. Knight	2/13/2007	$0	$0	$0	0	50,000 (1)	50,000	0	0	0	$392,500	(2)
Executive Vice President, Chief Financial Officer & Treasurer

Bobby J. Williams	2/13/2007	$0	$0	$0	0	50,000 (1)	50,000	0	0	0	$392,500	(2)
Vice President, Operations

Jeffrey L. Nugent	2/13/2007	$0	$0	$0	0	40,000 (1)	40,000	0	0	0	$314,000	(2)
Vice President, Human Resources

Richard P. Hevelhorst	2/13/2007	$0	$0	$0	0	20,000 (1)	20,000	0	0	0	$157,000	(2)
Vice President & Controller

(1)	Performance share awards granted to the Named Executive Officers on February 13, 2007 based upon a three year performance goals covering fiscal years 2007 through 2009. Any earned performance shares will vest in February or March of 2010, so long as the Named Executive Officer is still employed with the Company when the Company’s earnings for 2009 are finalized.

(2)	Based on a grant date fair value equal to the NYSE closing price on the grant date of $7.85 per share.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding equity awards outstanding as of December 29, 2007 to the executives listed in the Summary Compensation Table.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
								Equity	Market
								Incentive	or Payout
			Equity					Plan	Value of
			Incentive				Market	Awards:	Unearned
			Plan				Value of	# of	Shares,
	# of	# of	Awards:			# of	Shares or	Unearned	Units or
	Securities	Securities	# of Securities			Shares	Units of	Shares,	Other
	Underlying	Underlying	Underlying	Option		or Units of	Stock	Units or	Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock	That Have	Other Rights	That Have
	Options	Options	Unearned	Price	Expiration	That Have	Not Vested	That Have	Not Vested
Name	Exercisable	Unexercisable	Options	($)	Date	Not Vested	($)	Not Vested	($)
						(1)	(2)	(3)	(2)
William C. Griffiths	100,000	0	0	$9.73	8/1/2009	170,513 (4)	$1,594,297	199,487 (8)	$1,865,203
Chairman, President & Chief Executive Officer

Phyllis A. Knight	150,000	0	0	$2.48	10/17/2008	79,087 (5)	$739,463	68,913 (9)	$644,337
Executive Vice President, Chief Financial Officer & Treasurer

Bobby J. Williams	32,000	0	0	$25.00	5/21/2008	79,087 (5)	$739,463	68,913 (9)	$644,337
Vice President, Operations

Jeffrey L. Nugent	0	0	0	$0		56,320 (6)	$526,592	53,680 (10)	$501,908
Vice President, Human Resources

Richard P. Hevelhorst	0	0	0	$0		23,160 (7)	$216,543	26,840 (11)	$250,954
Vice President & Controller

(1)	This column includes unvested restricted stock awards and shares of performance share awards that have been earned pursuant to the performance goals and other terms set forth in the award. These shares are subject to forfeiture if the Named Executive Officer’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $9.35 per share, which was the NYSE closing price on December 28, 2007, the last trading day prior to the 2007 fiscal year end.

(3)	This column includes shares of performance share awards that have not been earned pursuant to the performance goals and other terms of the award. These shares are also subject to forfeiture if the Named Executive Officer’s employment with the Company is terminated before the shares vest.

(4)	Represents the following: (i) the entire 110,000 share performance share award dated November 22, 2004, which vested on February 20, 2008; (ii) 30,228 shares (27.5%) of the 110,000 share performance share award dated January 6, 2006, which is scheduled to vest in early 2009 when fiscal year 2008 earnings are finalized; and (iii) 30,285 shares (20.2%) of the 150,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(5)	Represents the following: (i) 18,000 shares of the 45,000 share restricted stock award dated November 22, 2004; 9,000 shares will vest on November 22, 2008, and the final 9,000 shares will vest on November 22, 2009; (ii) the entire 40,000 share performance share award dated November 22, 2004, which vested on February 20, 2008; (iii) 10,992 shares (27.5%) of the 40,000 share performance share award dated January 6, 2006, which is scheduled to vest in early 2009 when fiscal year 2008 earnings are finalized; and (iv) 10,095 shares (20.2%) of the 50,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(6)	Represents the following: (i) 10,000 shares of the 25,000 share restricted stock award dated November 22, 2004; 5,000 vest on November 22, 2008, and the final 5,000 vest on November 22, 2009; (ii) the entire

30,000 share performance share award dated November 22, 2004, which vested on February 20, 2008; (iii) 8,244 shares (27.5%) of the 30,000 share performance share award dated January 6, 2006, which is scheduled to vest in early 2009 when fiscal year 2008 earnings are finalized; and (iv) 8,076 shares (20.2%) of the 40,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(7)	Represents the following: (i) the entire 15,000 share performance share award dated November 22, 2004, which vested on February 20, 2008; (ii) 4,122 shares (27.5%) of the 15,000 share performance share award dated January 6, 2006, which is scheduled to vest in early 2009 when fiscal year 2008 earnings are finalized; and (iii) 4,038 shares (20.2%) of the 20,000 share performance share award dated February 13, 2007, which is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(8)	Represents the following: (i) 79,772 shares (72.5%) of the 110,000 share performance share award dated January 6, 2006, which if earned will vest in early 2009 when fiscal year 2008 earnings are finalized; and (ii) 119,715 shares (79.8%) of the 150,000 share performance share award dated February 13, 2007, which if earned is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(9)	Represents the following: (i) 29,008 shares (72.5%) of the 40,000 share performance share award dated January 6, 2006, which if earned will vest in early 2009 when fiscal year 2008 earnings are finalized; and (ii) 39,905 shares (79.8%) of the 50,000 share performance share award dated February 13, 2007, which if earned is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(10)	Represents the following: (i) 21,756 shares (72.5%) of the 30,000 share performance share award dated January 6, 2006, which if earned will vest in early 2009 when fiscal year 2008 earnings are finalized; and (ii) 31,924 shares (79.8%) of the 40,000 share performance share award dated February 13, 2007, which if earned is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

(11)	Represents the following: (i) 10,878 shares (72.5%) of the 15,000 share performance share award dated January 6, 2006, which if earned will vest in early 2009 when fiscal year 2008 earnings are finalized; and (ii) 15,962 shares (79.8%) of the 20,000 share performance share award dated February 13, 2007, which if earned is scheduled to vest in early 2010 when fiscal year 2009 earnings are finalized.

Option Exercises and Stock Vested

The following table provides information regarding the value realized from the exercise of stock options and vesting of stock awards during fiscal 2007 by the executives in the Summary Compensation Table.

	Option Awards		Stock Awards
	# of		# of
	Shares	Value Realized	Shares	Value Realized
	Acquired	Upon Exercise	Acquired	on Vesting
Name	on Exercise	($)	on Vesting	($)

William C. Griffiths Chairman, President & Chief Executive Officer	0	$0	123,330 (3)	$1,436,794 (8)

Phyllis A. Knight Executive Vice President, Chief Financial Officer & Treasurer	200,000	$1,582,000 (1)	49,000 (4)	$380,740 (9	)(10)

Bobby J. Williams Vice President, Operations	0	$0	44,000 (5)	$342,440 (9	)(10)

Jeffrey L. Nugent Vice President, Human Resources	0	$0	25,000 (6)	$194,500 (9	)(10)

Richard P. Hevelhorst Vice President & Controller	13,800	$23,456 (2)	10,000 (7)	$76,600 (9)

(1)	Represents two options exercise by Ms. Knight: (i) the exercise of 100,000 stock options on February 27, 2007, based on an exercise price of $2.48 per share and the February 27, 2007 market price equal to the NYSE closing price of $8.35; and (ii) the exercise of 100,000 stock options on July 20, 2007, based on an exercise price of $2.48 per share and the July 20, 2007 market price equal to the NYSE closing price of $12.43.

(2)	Represents two options exercise by Mr. Hevelhorst: (i) the exercise of 8,000 stock options on May 10, 2007, based on an exercise price of $10.15 per share and the May 10, 2007 market price equal to the NYSE closing price of $11.11; and (ii) the exercise of 5,800 stock options on May 30, 2007, based on an exercise price of $8.43 per share and the May 30, 2007 market price equal to the NYSE closing price of $11.15.

(3)	Represents the following awards that vested on August 1, 2007: (i) 61,665 share restricted stock award dated August 1, 2004; and (ii) 61,665 share performance share award dated August 1, 2004.

(4)	Represents the following: (i) the vesting on February 14, 2007 of the entire 40,000 share performance stock award dated March 15, 2004; and (ii) the vesting on November 22, 2007 of one-fifth (9,000 shares) of the restricted stock award granted to each of these officers on November 22, 2004.

(5)	Represents the following: (i) the vesting on February 14, 2007 of the entire 35,000 share performance stock award dated March 15, 2004; and (ii) the vesting on November 22, 2007 of one-fifth (9,000 shares) of the restricted stock award granted to each of these officers on November 22, 2004.

(6)	Represents the following: (i) the vesting on February 14, 2007 of the entire 20,000 share performance stock award dated November 22, 2004; and (ii) the vesting on November 22, 2007 of one-fifth (5,000 shares) of the restricted stock award granted on November 22, 2004.

(7)	Represents the vesting on February 14, 2007 of the entire 10,000 share performance stock award dated March 15, 2004.

(8)	Based on an August 1, 2007 vesting date NYSE closing price of $11.65 per share.

(9)	Based on a February 14, 2007 vesting date NYSE closing price of $7.66 per share.

(10)	Based on a November 22, 2007 vesting date NYSE closing price of $8.26 per share.

Pension Benefits

The Company does not provide any pension plan benefits to its Named Executive Officers or other management of the Company.

Nonqualified Deferred Compensation

The Company did not provide any nonqualified deferred compensation benefits to its Named Executive Officers or other management of the Company during fiscal year 2007. The Company has a Non-Qualified Deferred Compensation Plan which allows for income deferral but does not include any Company contributions.

Potential Payments Upon Termination or Change in Control

Change in Control:	The Company has a separate change in control agreement with each of the Named Executive Officers. The change in control agreement for each Named Executive Officer is a “double trigger” agreement, meaning the officer would only receive a cash severance payment if his or her employment were to be terminated by the Company without cause or by the officer for good reason, following a change in control of the Company. The main benefits payable under each change in control agreement are:

• a pro-rata portion of the officer’s performance bonus for the year of termination,

• a severance payment equal to two times the sum of the officer’s annual base salary and target performance bonus, plus

• health and other insurance benefits for up to two years from date of termination.

The agreements for Mrs. Knight and Messrs. Williams, Nugent and Hevelhorst also include non-solicitation and non-competition obligations on the part of the officer that survive for two years following the date of termination. The agreement for Mr. Griffiths contains similar non-solicitation and non-competition obligations by incorporating provisions in his employment agreement. The agreement for Mr. Griffiths also provides that in certain circumstances the severance payment will be increased to fully compensate Mr. Griffiths for any U.S. federal excise tax paid by him due to his receiving the severance payment, as well as for any U.S. federal, state or local income tax payments arising due to his receipt of such additional amount. This gross up payment would not be paid to Mr. Griffiths, however, if the excise tax could be avoided by reducing the amount of his severance payment by up to 7.5%. There is no such tax gross-up provision in the agreements for Mrs. Knight and Messrs. Williams, Nugent and Hevelhorst.

Severance Plan and Agreements:	Mr. Griffiths’ employment agreement includes severance provisions. If Mr. Griffiths is terminated without cause or if he terminates his employment for good reason, Mr. Griffiths is entitled to: (i) a pro-rata portion of the officer’s performance bonus for the year of termination and (ii) base salary continuation for 24 months.

Ms. Knight’s employment agreement also includes severance provisions. If Ms. Knight is terminated by the Company for any reason other than gross malfeasance or legal reasons or if she terminates her employment after her title, compensation and/or responsibilities are reduced, she is entitled to: 18 months of (i) base salary, (ii) bonus, and (iii) benefits.

The Company adopted an Executive Officer Severance Plan (the “Severance Plan”) that covers the other Named Executive Officers. Under the Severance Plan, if a participant’s employment is terminated by the Company without cause or by the participant for good reason the participant is entitled to receive severance benefits. Severance benefits include the following for up to 18 months: (i) base salary continuation payments, less the amount of any other severance payments received from the Company, and (ii) health and other insurance benefits. After the first 12 months the participant must start actively seeking other employment, and any compensation earned from other employment is set off against any severance benefits. Before receiving any severance benefits, participants in the Severance Plan must sign a general release of all claims against the Company. In addition, participants must comply with non-solicitation and non-competition provisions that survive for two years.

Potential Payments Upon Termination of Change in Control:	Assuming a hypothetical termination date of December 29, 2007, the benefits payable to the Named Executive Officers under their Change in Control and severance agreements would be estimated as set forth in the following table. These amounts are estimates only, and do not necessarily reflect the actual amounts that would paid to the Named Executive Officers.

Table of Potential Payments Upon Termination or Change in Control

	Termination Scenario
		By Employee		By the
	Voluntary	For Good		Company	By the Company		Normal	Early
Potential Payments Upon	Resignation	Reason		For Cause	Without Cause		Retirement	Retirement	Change in Control
Termination or CIC	($)	($)(1)		($)	($)(1)		($)	($)	($)(1)(9)

William C. Griffiths,
Chairman, President & Chief Executive Officer

Cash Payments	$0	$1,787,040	(2)	$0	$1,787,040	(2)	$0	$0	$3,317,040	(10)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$1,028,500	(11)(12)

Continued Perquisites/Benefits	$0	$0		$0	$0		$0	$0	$29,697	(13)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0	(14)

Total	$0	$1,787,040		$0	$1,787,040		$0	$0	$4,375,237

Phyllis A. Knight,
Executive Vice President, Chief Financial Officer & Treasurer

Cash Payments	$0	$1,023,300	(3)	$0	$1,023,300	(3)	$0	$0	$1,466,275	(10)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$542,300	(11)(15)

Continued Perquisites/Benefits	$0	$21,401	(4)	$0	$21,401	(4)	$0	$0	$28,535	(13)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$1,044,701		$0	$1,044,701		$0	$0	$2,037,110

Bobby J. Williams,
Vice President, Operations

Cash Payments	$0	$426,000	(5)	$0	$426,000	(5)	$0	$0	$1,098,739	(10)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$542,300	(11)(15)

Continued Perquisites/Benefits	$0	$14,971	(6)	$0	$14,971	(6)	$0	$0	$19,961	(13)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$440,971		$0	$440,971		$0	$0	$1,661,000

Jeffrey L. Nugent,
Vice President, Human Resources

Cash Payments	$0	$324,000	(5)	$0	$324,000	(5)	$0	$0	$684,288	(10)

Accelerated Equity Awards	$0	$0		$0	$0		$0	$0	$374,000	(11)(16)

Continued Perquisites/Benefits	$0	$20,228	(6)	$0	$20,228	(6)	$0	$0	$26,970	(13)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$344,228		$0	$344,228		$0	$0	$1,085,258

Richard P. Hevelhorst,
Vice President & Controller

Cash Payments	$0	$211,000	(7)	$0	$211,000	(7)	$0	$0	$510,198	(17)

Accelerated Equity Awards	$0	$0		$0	0		$0	$0	$140,250	(11)(18)

Continued Perquisites/Benefits	$0	$13,461	(8)	$0	$13,461	(8)	$0	$0	$20,192	(19)

Tax Gross-Ups	$0	$0		$0	$0		$0	$0	$0

Total	$0	$224,461		$0	$224,461		$0	$0	$670,640

(1)	For a detailed discussion of severance benefits and change in control provisions, see the Severance Benefits and Change in Control sections on pages 34 and 35 respectively of the Compensation Discussion and Analysis. All stock values are based on the $9.35 per share NYSE closing price of the Company’s common stock on December 28, 2007, the last trading day of the Company’s 2007 fiscal year.

(2)	According to his employment agreement, if Mr. Griffiths is terminated without cause or if he terminates his employment for good reason, he is entitled to: (i) base salary continuation for 24 months, or $1,530,000; and (ii) a pro-rata portion of the officer’s performance bonus for the year of termination, which based on fiscal year 2007 earnings would be 33.6% of his target bonus, or $257,040.

(3)	According to her employment agreement, if Ms. Knight is terminated by the Company for any reason other than gross malfeasance or legal reasons or if she terminates her employment after her title, compensation and/or responsibilities are reduced, she is entitled to 18 months of base salary, bonus and benefits.

(4)	Health and other insurance benefits for 18 months, based on the Company’s average cost and per Ms. Knight’s employment agreement. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(5)	Base salary for 18 months. We have assumed the maximum length of base salary payment under the Company’s Executive Officer Severance Plan. According to that plan, after 12 months the Named Executive Officer must start actively seeking other employment and any compensation received from other employment is set off against this payment.

(6)	Health and other insurance benefits for 18 months, based on the Company’s average costs and per the Company’s Executive Officer Severance Plan. We have assumed the maximum length of benefits under the Company’s Executive Officer Severance Plan. According to that plan, after 12 months the Named Executive Officer must start actively seeking other employment and any benefits received from other employment are set off against these benefits. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(7)	Base salary for 12 months.

(8)	Health and other insurance benefits for 12 months, based on the Company’s average costs.

(9)	Each Named Executive Officer has a change in control agreement. Each agreement is a “double trigger” agreement, meaning the officer would only receive benefits under the agreement if his or her employment were to be terminated by the Company without cause, or by the officer for good reason, following a change in control of the Company. Each change in control agreement covers cash severance payments and health and other insurance benefit continuation, but the change in control agreements do not address the vesting of restricted stock awards, performance share awards, or stock option awards. The vesting of those awards is addressed in the awards themselves and in the terms of the plan under which the awards were made.

(10)	Represents the sum of the following: (i) two times the sum of the Named Executive Officer’s base salary and target bonus, and (ii) a pro-rata performance bonus for the year of termination, which for this table is equal to 33.6% of their target bonus based on the Company’s earnings for fiscal year 2007. Target bonus amounts are based on a percentage of each Named Executive Officer’s base salary, as follows: Mr. Griffiths, 100% of base salary; Ms. Knight and Mr. Williams, 80% of base salary; and Mr. Nugent 50% of base salary.

(11)	There is no explicit change in control provision for the Performance Share Awards granted to the Named Executive Officers on January 6, 2006 and February 13, 2007, however, the Compensation Committee has discretionary authority to vest all or a portion of these shares upon a change of control. The shares granted to the Named Executive Officers on January 6, 2006 and February 13, 2007 have been excluded from these change in control amounts. If these shares were included, based on the NYSE closing price on December 28, 2007 of $9.35, it would have added the following additional amounts to this total: For Mr. Griffiths, an additional $2,431,000 (260,000 shares); for Mr. Williams and Ms. Knight, an additional $841,500 (90,000 shares); for Mr. Nugent an additional $654,500 (70,000 shares); and for Mr. Hevelhorst an additional $327,250 (35,000 shares).

(12)	Represents the immediate early vesting of the 110,000 share performance share award dated November 22, 2004, which vested on February 20, 2008.

(13)	Health and other insurance benefits for 24 months, based on the Company’s average cost. Does not include cost for short-term disability benefit, which is self-funded by the Company.

(14)	Although Mr. Griffiths is eligible for a gross-up of excise taxes imposed on parachute payments upon a change in control, the payments that would have been made if a change in control had occurred on December 31, 1997 would not have exceeded the allowable limits imposed by the IRS in Section 280G and therefore no such gross-up would have been required.

(15)	Represents the immediate early vesting of the following stock awards: (i) 18,000 shares of the 45,000 share restricted stock award dated November 22, 2004; 9,000 shares are scheduled to vest on November 22, 2008, and the final 9,000 shares are scheduled to vest on November 22, 2009; and (ii) the 40,000 share performance share award dated November 22, 2004, which vested on February 20, 2008.

(16)	Represents the immediate early vesting of the following stock awards: (i) 10,000 shares of the 25,000 share restricted stock award dated November 22, 2004; 5,000 shares are scheduled to vest on November 22, 2008, and the final 5,000 shares are scheduled to vest on November 22, 2009; and (ii) the 20,000 share performance share award dated November 22, 2004, which vested on February 20, 2008.

(17)	Represents the sum of the following: (i) one and half times the sum of the base salary and target bonus, and (ii) a pro-rata performance bonus for the year of termination, which for this table is equal to 33.6% of his target bonus based on the Company’s earnings for fiscal year 2007. Target bonus amounts are based on a percentage of each Named Executive Officer’s base salary and for Mr. Hevelhorst is 50% of base salary.

(18)	Represents the immediate early vesting of the 15,000 share performance share award dated November 22, 2004, which vested on February 20, 2008.

(19)	Health and other insurance benefits for 18 months, based on the Company’s average cost. Does not include cost for short-term disability benefit, which is self-funded by the Company.

Share Ownership

Principal Shareholders

The following table provides information about any person known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of December 29, 2007.

	Amount of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	13,587,426	(1)	17.61%
First Pacific Advisors, LLC 11400 West Olympic Boulevard Suite 1200 Los Angeles, CA 90064	7,813,400	(2)	10.1%
Tontine Capital Partners, L.P. 55 Railroad Avenue Greenwich, CT 06830	6,100,960	(3)	7.91%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,112,870	(4)	6.63%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	5,051,800	(5)	6.53%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	4,710,000	(6)	6.09%
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue 31st Floor Dallas, TX 75201-2761	4,322,400	(7)	5.59%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	4,071,162	(8)	5.27%

(1)	Information regarding Wells Fargo & Company and its affiliates (“Wells Fargo”) is based solely upon a Schedule 13G filed with the SEC on January 17, 2008. Wells Fargo has sole voting power over 13,175,016 shares of Common Stock.

(2)	Information regarding First Pacific Advisors, LLC and its affiliates (“First Pacific”) is based solely upon a Schedule 13G filed with the SEC on February 12, 2008. First Pacific has shared voting power over 2,450,700 shares and sole voting power over 4,451,600 shares of Common Stock.

(3)	Information regarding Tontine Capital Partners, L.P. and its affiliates (“Tontine”) is based solely upon a Schedule 13G filed with the SEC on February 1, 2008. Tontine has shared voting power of all 6,100,960 shares of Common Stock.

(4)	Information regarding Barclays Global Investors, NA and its affiliates (“Barclays”) is based solely upon a Schedule 13G filed with the SEC on February 5, 2008. Barclays has sole voting power over 4,123,871 shares of Common Stock.

(5)	Information regarding FMR LLC (“FMR”) is based solely upon a Schedule 13G filed with the SEC on February 14, 2008. FMR has no voting power over any of the 5,051,800 shares of Common Stock.

(6)	Information regarding Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) is based solely upon a Form 13F dated February 1, 2008. Columbia Wanger has the sole voting power over all 4,710,000 shares of Common Stock.

(7)	Information regarding Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow Hanley”) is based solely upon a Schedule 13G filed with the SEC on February 13, 2008. Barrow Hanley has sole voting power over 1,850,500 shares and shared voting power over 2,471,900 shares of Common Stock.

(8)	Information regarding The Bank of New York Mellon Corporation (“The Bank of New York”) is based solely upon a Schedule 13G filed with the SEC on February 14, 2008. The Bank of New York has sole voting power over 3,900,112 shares and shared voting power over 3,100 shares of Common Stock.

Management

The following table provides information about the beneficial ownership of Company Common Stock by Directors and Named Executive Officers as of March 10, 2008, as well as additional rights to other shares of Company Common Stock held by executive officers. Except as otherwise indicated, each owner has sole voting and investment powers with respect to the Common Stock listed.

				Percent of
				Class
	Number of Shares		Other Rights to	Beneficially
Name	Beneficially Owned (1)		Shares (5)	Owned
Robert W. Anestis	146,900			0.19%
Eric S. Belsky	44,321			0.06%
William C. Griffiths	263,215	(2)	725,000	1.27%
Richard P. Hevelhorst	19,132		80,000	0.13%
Selwyn Isakow	291,370	(3)		0.38%
Brian D. Jellison	242,142			0.31%
Phyllis A. Knight	362,954		265,000	0.81%
G. Michael Lynch	29,851			0.04%
Thomas A. Madden	26,105			0.03%
Jeffrey L. Nugent	51,792		122,500	0.22%
Shirley D. Peterson	25,406			0.03%
David S. Weiss	35,055			0.05%
Bobby J. Williams	109,738	(4)		0.14%
All Directors and Executive Officers as a Group (14 persons)	1,652,981	(4)	1,297,500	3.80%

(1)	The number of shares beneficially owned includes unvested restricted stock awards of Company Common Stock shares under the 1995 Stock Option and Incentive Plan, as follows: Mrs. Knight 18,000; and Mr. Nugent 10,000. The number of shares beneficially owned also includes unvested restricted stock awards under the 2005 Equity Compensation and Incentive Plan, as follows: Mr. Anestis 3,500; Mr. Belsky 4,025; Mr. Isakow 3,500; Mr. Jellison 3,500; Mr. Lynch 3,500; Mr. Madden 4,025; Ms. Peterson 4,025; and Mr. Weiss 3,500. These individuals do not have investment power over these restricted shares. Amounts shown in the table also include the following number of shares which the person specified may acquire by exercising options which may be exercised within 60 days of March 10, 2008: Mr. Anestis 65,600; Mr. Belsky 24,196; Mr. Griffiths 100,000; Mr. Isakow 83,200; Mr. Jellison 64,000; Mrs. Knight 150,000; Mr. Williams 32,000; and all Directors and executive officers as a group 518,996.

(2)	Does not include 15,000 shares of restricted stock that will be issued upon Mr. Griffiths’ continued employment with the Company through February 18, 2009. These shares, which are included in other rights to shares, are not considered to be “beneficially owned” for purposes of this table because he has neither voting nor investment power over this stock.

(3)	Does not include 1,860 shares held by Mr. Isakow’s children. Mr. Isakow disclaims beneficial ownership of these shares.

(4)	Includes 4,212 shares held under the Corporate Officer Deferred Stock Purchase Plan. As of February 27, 2008, one of the Named Executive Officers, Mr. Bobby J. Williams, was no longer with the Company.

(5)	Other rights to shares include performance share awards that generally fully vest only if certain financial performance goals are attained. Rights to shares are not included in calculating the percent of class beneficially owned.

Other Information

Independent Auditors:	Ernst & Young LLP has served as our independent auditor since June 2006. Prior to that time, our independent auditor was PricewaterhouseCoopers LLP. It is anticipated that a representative of Ernst & Young LLP will be present at the Annual Meeting, and will have an opportunity to make a statement and respond to appropriate questions.

Change in Independent Auditors. On June 19, 2006 the Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm. During the year ended December 31, 2005 and January 1, 2005 and in the period January 1 to June 19, 2006, the Company did not consult with Ernst & Young LLP with respect to the Company regarding (i) the application of accounting principles to any transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee approved the dismissal of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company, effective on June 19, 2006. The reports of PricewaterhouseCoopers LLP on the financial statements of the Company as of and for the years ended December 31, 2005 and January 1, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2005 and January 1, 2005 and in the period January 1 to June 19, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended December 31, 2005 and January 1, 2005 and in the period January 1 to June 19, 2006, there were no “reportable events” with respect to the Company as that term is defined in Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K.

Fees. Set forth below are the aggregate fees billed by Ernst & Young LLP for the years ended December 29, 2007 and December 30, 2006:

	2007	2006

Audit Fees	$1,281,000	$1,120,000
Audit-Related Fees	$206,000	$0
Tax Fees	$101,000	$40,000
All Other Fees	$0	$0

Audit Fees. Audit fees are generally for professional services rendered in connection with the integrated audit of the Company’s consolidated financial statements and internal controls over financial reporting, limited reviews of the Company’s unaudited condensed consolidated interim financial statements included in Form 10-Q, and audits of acquired businesses. Audit fees for 2007 were primarily for the 2007 annual integrated audit, quarterly reviews and accounting consultations and a comfort letter related to the Company’s 2007 Convertible Debt offering. Audit fees for 2006 were primarily for the 2006 annual integrated audit and two quarterly reviews.

Audit-Related Fees. Audit related fees for 2007 were for due diligence projects related to acquisitions.

Tax Fees. Tax fees in 2007 were for a review of the federal income tax return, other tax compliance matters and various consultations. Tax fees in 2006 were for a review of the federal income tax return and various consultations.

Audit and Non-Audit Services Pre-Approval Policy. The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent accounting firm. The Audit Committee has delegated authority to its Chairman to pre-approve any proposed services not covered by the general pre-approval of the Committee or exceeding the pre-approved levels or amounts. The Chairman must report all such pre-approvals to the Audit Committee at its next meeting for review and ratification by the full Audit Committee.

Related Party Transaction Policy:	The Board of Directors recognizes that a Related Party Transaction presents a heightened risk of conflict of interest and therefore has adopted a written policy that is followed in connection with all Related Party Transactions involving the Company. As a general matter it is the preference of the Board to avoid Related Party Transactions. However, the Board recognizes that there may be situations where a Related Party Transaction may be consistent with the best interests of the Company and its shareholders.

The policy requires that all Related Party Transactions must be submitted to the Nominating Committee for review and approval, ratification or disapproval. In determining whether to approve or disapprove a Related Party Transaction, the Nominating Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms generally available to an unaffiliated third-party under similar circumstances. The Nominating Committee will also take into account the extent of the Related Party’s interest in the transaction and whether the transaction is in the best interests of the Company and its shareholders. The Chairperson of the Nominating Committee may approve or ratify a Related Party Transaction between Committee meetings.

For this section, a “Related Party” is: (1) any executive officer or director of the Company, (2) any nominee for election as a director, (3) any greater than 5 percent beneficial owner of the Company’s Common Stock, (4) any immediate family member of any of the foregoing, or (5) any entity which is owned or controlled by any of the persons listed in (1), (2), (3) or (4) above.

A “Related Party Transaction” is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or its subsidiaries was, is, or will be a participant, and in which any Related Party had, has or will have a direct or indirect interest.

The Company had no Related Party Transactions in 2007.

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent Shareholders are required by regulations of the SEC to furnish the Company copies of all section 16(a) forms they file.

Based solely on the Company’s review of copies of such forms received by it, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that its Officers, Directors and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the Proxy Card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Roger K. Scholten Secretary
March 13, 2008

CHAMPION ENTERPRISES, INC.
755 W. BIG BEAVER RD.
SUITE 1000
TROY, MI 48084
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Champion Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Champion Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHAMP1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CHAMPION ENTERPRISES, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS.
Vote On Directors				☐	☐	☐

1. Election of Directors
NOMINEES:
01)	Robert W. Anestis	06)	G. Michael Lynch
02)	Eric S. Belsky	07)	Thomas A. Madden
03)	William C. Griffiths	08)	Shirley D. Peterson
04)	Selwyn Isakow
05)	Brian D. Jellison
2.	In their discretion upon the transaction of such other business as may properly come before the meeting.

For address changes, please check this box and write them on the back where indicated.	☐

NOTE:
Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Shareholder:
          The reverse side of this proxy card contains instructions on how to vote these shares over the Internet or by telephone for the election of directors and for all other matters that may properly come before the meeting. Please consider voting using one of these options. Your vote is recorded as if you mailed in your proxy card.
          Shareholders now have the option to electronically receive our Proxy Statements and Annual Reports. If you wish to electronically receive these materials in the future, please visit www.proxyvote.com and when voting please indicate that you would agree to receive or access shareholder communications electronically in future years.
          Receiving your proxy material electronically and voting by the Internet saves the company money, and we encourage you to do so.
          Thank you for your attention to these matters.
          Champion Enterprises, Inc.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

CHAMPION ENTERPRISES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
CHAMPION ENTERPRISES, INC.
The undersigned hereby appoints Selwyn Isakow and William C. Griffiths, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2008 and at any adjournments thereof, as specified on the reverse side of this proxy.
The undersigned acknowledges receipt of the Proxy Statement dated March 13, 2008 and the Annual Report to Shareholders, which includes the Annual Report on Form 10-K, for the fiscal year ended December 29, 2007, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.
If you are a participant in the Champion Enterprises, Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for the account in the plan are to be voted.
If you sign this proxy without marking any boxes, this proxy will be voted FOR all nominees, and in the discretion of the Proxies on any other matters that may properly come before the meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(To be signed on Reverse Side)